                                                       REGISTRATION NO. 33-53163

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- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                               KEMPER CORPORATION
             (Exact name of registrant as specified in its charter)

           DELAWARE                         6719                        36-6169781
(State or other jurisdiction of  (Primary Standard Industrial        (I.R.S. Employer
incorporation or organization)   Classification Code Number)      Identification Number)

                                ONE KEMPER DRIVE
                        LONG GROVE, ILLINOIS 60049-0001
                                 (708) 320-4700
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------

                             KATHLEEN A. GALLICHIO
         SENIOR VICE PRESIDENT, GENERAL COUNSEL AND CORPORATE SECRETARY
                               KEMPER CORPORATION
                                ONE KEMPER DRIVE
                        LONG GROVE, ILLINOIS 60049-0001
                                 (708) 320-4700
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             ---------------------

                          COPIES OF COMMUNICATIONS TO:

                                JONATHAN A. KOFF
                               CHAPMAN AND CUTLER
                             111 WEST MONROE STREET
                          CHICAGO, ILLINOIS 60603-4080
                                 (312) 845-3000
                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act check the following box. /X/
                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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

                             CROSS REFERENCE SHEET

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

                  ITEM IN S-4                                CAPTION IN PROSPECTUS
- ------------------------------------------------  -------------------------------------------
                            A. INFORMATION ABOUT THE TRANSACTION
  1. Forepart of Registration Statement and
     Outside Front Cover Page of Prospectus.....  Facing Page; Cross Reference Sheet; Outside
                                                  Front Cover Page of Prospectus.
  2. Inside Front and Outside Back Cover Pages
     of Prospectus..............................  Inside Front and Outside Back Cover Pages
                                                  of Prospectus; Available Information; Table
                                                  of Contents.
  3. Risk Factors, Ratio of Earnings to Fixed
     Charges and Other Information..............  Business Description; Risk Factors; Ratio
                                                  of Earnings to Fixed Charges; Selected
                                                  Historical Consolidated Financial
                                                  Information.
  4. Terms of the Transaction...................  Summary; Business Description; The Exchange
                                                  Offer; Description of the New Notes;
                                                  Material Federal Income Tax Considerations.
  5. Pro Forma Financial Information............  Not applicable.
  6. Material Contracts With the Company Being
     Acquired...................................  Not applicable.
  7. Additional Information Required For
     Reoffering by Persons and Parties Deemed to
     be Underwriters............................  Not applicable.
  8. Interests of Named Experts and Counsel.....  Not applicable.
  9. Disclosure of Commission Position on
     Indemnification For Securities Act
     Liabilities................................  Not applicable.
                             B. INFORMATION ABOUT THE REGISTRANT
 10. Information With Respect to S-3
     Registrants................................  Summary; Available Information.
 11. Incorporation of Certain Information by
     Reference..................................  Available Information; Incorporation of
                                                  Certain Documents by Reference.
 12. Information With Respect to S-2 or S-3
     Registrants................................  Not applicable.
 13. Incorporation of Certain Information by
     Reference..................................  Not applicable.
 14. Information With Respect to Registrants
     Other Than S-2 or S-3 Registrants..........  Not applicable.
                       C. INFORMATION ABOUT THE COMPANY BEING ACQUIRED
 15. Information With Respect to S-3
     Companies..................................  Not applicable.
 16. Information With Respect to S-2 or S-3
     Companies..................................  Not applicable.
 17. Information With Respect to Companies Other
     Than S-2 or S-3 Companies..................  Not applicable.
 18. Information if Proxies, Consents or
     Authorizations Are to be Solicited.........  Not applicable.
 19. Information if Proxies, Consents or
     Authorizations Are Not to be Solicited in
     an Exchange Offer..........................  Not applicable.

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                 SUBJECT TO COMPLETION, DATED NOVEMBER   , 1994


PROSPECTUS


                               KEMPER CORPORATION

             OFFER TO EXCHANGE ITS 6.875% NOTES DUE 2003, SERIES A,
              WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT,
           FOR ANY AND ALL OF ITS OUTSTANDING 6.875% NOTES DUE 2003.

          THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK TIME,

                    ON DECEMBER    , 1994, UNLESS EXTENDED.



    KEMPER CORPORATION, a Delaware corporation ("Kemper"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying letter of transmittal (the "Letter of Transmittal") (which together constitute the "Exchange Offer"), to exchange up to $200 million aggregate principal amount of 6.875% Notes Due 2003, Series A (the "New Notes")of Kemper for a like principal amount of Kemper's issued and outstanding 6.875% Notes Due 2003 (the "Existing Notes") with the holders thereof. The New Notes will be issued under the Indenture dated as of September 15, 1993 (the "Indenture"), between Kemper and The First National Bank of Chicago, as trustee, pursuant to which the Existing Notes were issued, and will be general unsecured obligations ranking pari passu with other unsecured and unsubordinated indebtedness of Kemper. There is no existing debt of Kemper which will be senior to the New Notes, but because Kemper is a holding company, the New Notes are effectively subordinated to indebtedness and other liabilities of Kemper's subsidiaries. Kemper cannot predict the amount of debt (senior or on par) which could be incurred in the future. The terms of the New Notes are identical in all material respects to the terms of the Existing Notes that are to be exchanged therefor, except that the New Notes will not contain terms with respect to transfer restrictions or adjustments in the interest rate. The Indenture does not contain a provision entitling the holders of notes, at their option, to require Kemper to repurchase the notes upon the occurrence of events which would result in a change of control of Kemper. See "Description of the New Notes."


    The Existing Notes were issued and sold on September 22, 1993 in a transaction not registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon the exemption provided by Section 4(2) of the Securities Act. Accordingly, the Existing Notes may not be reoffered, resold or otherwise pledged, hypothecated or transferred unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. The New Notes are being offered hereunder pursuant to an option available to Kemper under an exchange and registration agreement (the "Exchange and Registration Agreement"), dated September 22, 1993, between Kemper and Goldman, Sachs & Co. and Kemper Securities, Inc. (the "Initial Purchasers") relating to the Existing Notes. See "The Exchange Offer -- Purpose of the Exchange Offer." Based on no-action letters issued by the staff of the Securities and Exchange Commission (the "Commission") to third parties, Kemper believes that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder that is an "affiliate" of Kemper within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such New Notes are acquired in the ordinary course of any such holder's business and such holder has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of such New Notes; provided, however, that in addition to meeting certain conditions in the Exchange and Registration Agreement, each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Existing Notes where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Kemper has agreed that, for a period of 90 days after the date of this Prospectus, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."


    Holders of Existing Notes whose Existing Notes are not tendered and accepted in the Exchange Offer will continue to hold such Existing Notes and will be entitled to all the rights and preferences and will be subject to the limitations applicable thereto under the Indenture. Following consummation of the Exchange Offer, the holders of Existing Notes will continue to be subject to the existing restrictions upon transfer thereof and Kemper will have no obligation to file a registration statement covering resales of Existing Notes not exchanged for New Notes in the Exchange Offer for any reason, except in limited circumstances with respect to Existing Notes held by certain broker-dealers, and, in any event after the consummation of the Exchange Offer, the holders of Existing Notes not exchanged for New Notes will no longer be entitled to the Step-Up in Interest Rate (as defined in the Exchange and Registration Agreement) applicable to such Existing Notes in the absence of registration. As of March 15, 1994, the Existing Notes have been bearing interest at 7.375% per annum. See "Exchange and Registration Agreement."



    The Exchange Offer will expire at 5:00 P.M., New York time, on December , 1994, unless extended in the sole discretion of Kemper (the "Expiration Date"). The date of acceptance for exchange of the Existing Notes (the "Exchange Date") will be the first business day following the Expiration Date. Existing Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date; otherwise such tenders will be irrevocable.


    Interest on each New Note will accrue from the last interest payment date on which interest was paid on the Existing Note surrendered in exchange therefor.

    No assurance can be given that an active market for the New Notes will develop. Kemper does not intend to list the New Notes on any securities exchange.

    The New Notes will be available initially only in book-entry form. Kemper expects that the New Notes issued pursuant to this Exchange Offer will be issued in the form of global notes, which will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the global notes representing the New Notes will be shown on, and transfers thereof will be effected through, records maintained by DTC and its participants. See "Description of New
Notes -- Book-Entry System."


    SEE "RISK FACTORS" FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PARTICIPANTS IN THE EXCHANGE OFFER.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
             PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                 A CRIMINAL OFFENSE.


               THE DATE OF THIS PROSPECTUS IS NOVEMBER   , 1994.

FOR NORTH CAROLINA INVESTORS: THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSIONER OF INSURANCE FOR THE STATE OF NORTH CAROLINA, NOR HAS THE COMMISSIONER OF INSURANCE RULED UPON THE ACCURACY OR ADEQUACY OF THIS DOCUMENT.

                             AVAILABLE INFORMATION

     Kemper has filed with the Commission a registration statement on Form S-4 relating to the New Notes offered hereby (together with all amendments and exhibits, the "Registration Statement") under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed or incorporated by reference as an exhibit to the Registration Statement, reference is made to such exhibit, and each such statement shall be deemed qualified in its entirety by such reference.


     Kemper is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Copies of such reports, proxy statements, other information and the Registration Statement (and the exhibits and schedules thereto) can be obtained, upon payment of prescribed fees, from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements, other information and the Registration Statement (and the exhibits and schedules thereto) can be copied and inspected at the Commission's public reference facilities referred to above and at the Commission's Regional Offices at 7 World Trade Center (13th floor), New York, New York 10048 and 500 West Madison, Suite 1400, Chicago, Illinois 60661. Kemper's common stock is listed on the New York Stock Exchange, Inc. (the "NYSE"), and such reports, proxy statements and other information concerning the Company should be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.


     As used herein, unless the context otherwise requires, the term "Company" refers to Kemper Corporation and its subsidiaries, and the term "Kemper" refers to Kemper Corporation.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Kemper hereby incorporates by reference into this Prospectus the following documents or information filed with the Commission:

          (a) Kemper's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 filed on March 30, 1994 (the "Form 10-K"), including those portions of Kemper's 1993 Annual Report to Stockholders which are incorporated by reference in the Form 10-K;

          (b) Kemper's 1994 Notice of Annual Meeting and Proxy Statement filed on April 11, 1994, excluding the Report on Executive Compensation of the Committee on Compensation and Organization and the performance graph therein;


          (c) Kemper's Current Reports on Form 8-K filed on January 18, 1994, July 1, 1994 and October 31, 1994;



          (d) Kemper's Quarterly Reports on Form 10-Q filed on August 12, 1994 for the quarterly period ended June 30, 1994 (the "Form 10-Q") and May 16, 1994 for the quarterly period ended March 31, 1994; and



          (e) Kemper's Form 8-A/A filed on July 20, 1994; and



          (f) all documents filed by Kemper pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this Prospectus and prior to the termination of the offering made hereby.


     Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purpose of this Prospectus to the extent that a subsequent statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


     Kemper will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the information incorporated herein by reference other than exhibits to such information (unless such exhibits are specifically incorporated by reference into such information). Kemper's principal executive office is located at One Kemper Drive in Long Grove, Illinois, 60049. Its telephone number is
(708) 320-4700. Requests for such copies should be directed to the Corporate Secretary of Kemper at its principal executive office. To ensure timely delivery
of the documents, any request should be made by December   , 1994 (five days
prior to the Expiration Date).

                                    SUMMARY


     The following summary is qualified in its entirety by the detailed information and the consolidated financial statements, including the notes thereto, included or incorporated by reference in this Prospectus. See "Risk Factors" for a discussion of certain factors to be considered in connection with the Exchange Offer.


                                COMPANY OVERVIEW


     A financial services organization, the Company categorizes its continuing operations into four business segments: asset management, life insurance, securities brokerage and real estate. Kemper Financial Services, Inc. had assets under management of $65.4 billion at September 30, 1994. INVEST Financial Corporation, an approximate 95% owned subsidiary of Kemper Financial Services, Inc., distributes mutual fund and annuity products through financial institutions. The Company's life insurance subsidiaries, Federal Kemper Life Assurance Company and Kemper Investors Life Insurance Company, offer a variety of term and interest-sensitive insurance products as well as fixed-rate and variable annuity contracts. The Company's securities brokerage business, represented primarily by Kemper Securities, Inc., principally consists of retail brokerage services. The Company's real estate subsidiaries include companies which act as general or limited partners in and lenders to various joint ventures. The Company's discontinued operations primarily consist of primary property-casualty insurance, reinsurance and risk management subsidiaries divested in 1993.



                                  [GRAPHIC]




     On June 26, 1994, Kemper, Conseco, Inc. ("Conseco") and a wholly owned subsidiary of Conseco entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which said subsidiary would merge into Kemper and Kemper would thereby become a wholly owned subsidiary of Conseco. See "RISK FACTORS -- Merger Agreement and Strategic Transactions" and "RISK FACTORS -- Changes in Ratings."

                               THE EXCHANGE OFFER

Securities Offered.........  $200 million aggregate principal amount of 6.875%
                               Notes Due 2003, Series A (the "New Notes"). The New Notes will be issued under the Indenture dated as of September 15, 1993 (the "Indenture"), between Kemper and The First National Bank of Chicago, as trustee, pursuant to which Kemper's outstanding 6.875% Notes Due 2003 were issued (the "Existing Notes").
                             The terms of the New Notes are identical in all
                               material respects to the terms of the Existing Notes that are to be exchanged therefor, except that the New Notes will not contain terms with respect to transfer restrictions or adjustments in the interest rate. See "Description of the New Notes."


                             As of March 15, 1994, the Existing Notes began
                               bearing interest at 7.375% per annum pursuant to certain Step-Up in Interest Rate provisions applicable in the absence of registration. After consummation of the Exchange Offer, the Step-Up in Interest Rate will be rescinded and the Existing Notes will bear interest at the original rate of 6.875% per annum. See "Exchange and Registration Agreement."


The Exchange Offer.........  The New Notes are being offered in exchange for a like principal amount of the Existing Notes.
                               Existing Notes are required to be exchanged in minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof. Kemper has elected to make the Exchange Offer pursuant to an option under an exchange and registration agreement (the "Exchange and Registration Agreement"), dated September 22, 1993, between Kemper and Goldman, Sachs & Co. and Kemper Securities, Inc. (the "Initial Purchasers") relating to the Existing Notes. For a description of the procedures for tendering, see "The Exchange Offer -- Tender Procedure."

                             Each broker-dealer that receives New Notes for its
                               own account in exchange for Existing Notes, where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."


Expiration Date;
Withdrawal.................  The Exchange Offer will expire at 5:00 P.M., New
                               York time, on December   , 1994, or such later
                               date and time to which it may be extended in the sole discretion of Kemper (the "Expiration Date"). The date of acceptance for exchange of the Existing Notes (the "Exchange Date") will be the first business day following the Expiration Date.


                             Existing Notes tendered pursuant to the Exchange
                               Offer may be withdrawn at any time prior to the Expiration Date. Any Existing Notes withdrawn or not accepted for exchange for any reason (for example, due to a failure to submit properly completed documents) will be returned without expense to the tendering holders thereof as promptly as practicable after the expiration or termination of the Exchange Offer. See "The Exchange Offer -- Withdrawal Rights."

Conditions to the Exchange
  Offer....................  A minimum aggregate principal amount of $100,000 and integral multiples of $1,000 in excess thereof of Existing Notes are required to be tendered for exchange. For certain other conditions, see "The Exchange Offer -- Conditions to the Exchange Offer."


Material Federal Income Tax
  Considerations...........  The exchange of the Existing Notes for the New
                               Notes should not be a taxable event to the holder, and the holder should not recognize any taxable gain or loss or any interest income as a result of such exchange. See "Material Federal Income Tax Considerations."


Untendered or Not Accepted
  Existing Notes...........  After the consummation of the Exchange Offer,
                               Kemper will have no obligation to file a registration statement covering resales of Existing Notes not exchanged for New Notes in the Exchange Offer for any reason, except in limited circumstances with respect to Existing Notes held by certain broker-dealers, and, in any event after the consummation of the Exchange Offer, the holders of untendered Existing Notes will no longer be entitled to the Step-Up in Interest Rate (as such terms are defined in the Exchange and Registration Agreement) applicable to such Existing Notes in the absence of registration. Holders of Existing Notes who do not tender their Existing Notes in the Exchange Offer or whose Existing Notes are not accepted for exchange will continue to hold such Existing Notes and will be entitled to all the rights and preferences and will be subject to the limitations applicable thereto under the Indenture, except for any such rights or limitations which, by their terms, terminate or cease to be effective as a result of this Exchange Offer. All untendered and tendered but unaccepted Existing Notes will continue to be subject to the restrictions on transfer provided therein.

Exchange Agent.............  First Chicago Trust Company of New York.

                             TERMS OF THE NEW NOTES


     The terms of the New Notes are identical in all material respects to the terms of the Existing Notes except that the New Notes will not contain terms with respect to transfer restrictions or adjustments in the interest rate.


Maturity Date..............  September 15, 2003.


Interest Payment Dates.....  Interest on the New Notes, is payable semiannually on March 15 and September 15 of each year.
                               Interest on each New Note will accrue from the last interest payment date on which interest was paid on the Existing Note surrendered in exchange therefor. For a discussion of federal income tax treatment, see "Material Federal Income Tax Considerations."


Redemption.................  The New Notes are not subject to redemption prior to maturity.

Sinking Fund...............  None.

Ranking....................  The New Notes are general, unsecured obligations of
                               Kemper and will rank pari passu with other unsecured and unsubordinated indebtedness of Kemper. The New Notes are effectively subordinated to indebtedness and other liabilities of Kemper's subsidiaries.


Certain Covenants..........  The New Notes shall have the benefit of the covenants contained in the Indenture, including covenants relating to (i) the Company's ability to incur, issue, assume or guarantee debt secured by the assets of any Restricted Subsidiaries (as defined in the Indenture) which are regulated insurance companies, (ii) sales by the Company of capital stock of Restricted Subsidiaries and
                               (iii) the consolidation, merger, conveyance, transfer or lease of properties and assets of Kemper. There are no provisions in the Indenture, however, which would preclude the anticipated merger between Kemper and a wholly owned subsidiary of Conseco. See "RISK FACTORS -- Merger Agreement and Strategic Transactions" and "RISK FACTORS -- Changes in Ratings."


Events of Default..........  Any one of the following events will constitute an
                               Event of Default under the Indenture with respect to the New Notes: (i) default for 30 days in any payment of interest of any New Note; (ii) default in any payment of principal on any New Note when due; (iii) default for 60 days after written notice as provided in the Indenture in the performance of any other covenant of Kemper in the Indenture (other than a covenant or warranty included in the Indenture solely for the benefit of any series of securities other than the New Notes); or (iv) certain events of bankruptcy, insolvency or reorganization.

                             The following event shall also constitute an Event
                               of Default with respect to the New Notes: an event of default, as defined in any indentures or instruments under which Kemper shall have outstanding at least $25,000,000 aggregate principal amount of indebtedness for money borrowed, shall happen and be continuing and either (i) such default results from the failure to pay principal upon final maturity of such indebtedness after expiration of any applicable grace period or (ii) such indebtedness shall, as a result thereof, have been accelerated so that the same shall be or become due and payable prior to the date on which the same would otherwise have become due and payable, and such acceleration shall not be rescinded or annulled within 10 days after notice thereof shall have been given, by registered or certified mail, to Kemper by the Trustee, or to Kemper and the Trustee by the holders of at least 25% in aggregate principal amount of the New Notes at the time outstanding; provided, however, that if such event of default under such indentures or instruments shall be remedied or cured by Kemper in accordance with the terms thereof or waived by the holders of such indebtedness, then even if the New Notes shall have been accelerated (but not paid) as provided under the Indenture, such Event of Default shall be deemed likewise to have been thereupon remedied, cured or waived and such acceleration rescinded without further action upon the part of either the Trustee or any holders of the New Notes.


Use of Proceeds............  There will be no cash proceeds to Kemper from the exchange pursuant to the Exchange Offer. On
                               September 22, 1993, Kemper received net proceeds of approximately $195.5 million from the issuance and sale of the Existing Notes which it used to repay short-term indebtedness and to purchase certain real estate-related investments from its life insurance subsidiaries.



Risk Factors                 Holders of the Existing Notes should consider
                               carefully the information set forth under "Risk Factors" as well as the other information set forth in this Prospectus before tendering Existing Notes in exchange for the New Notes.

                                  RISK FACTORS



     Each holder of the Existing Notes should consider carefully the specific risk factors set forth below as well as the other information contained or incorporated by reference in this Prospectus before tendering Existing Notes in exchange for New Notes offered hereby. The risk factors set forth below are generally applicable to the Existing Notes as well as the New Notes.



MERGER AGREEMENT AND STRATEGIC TRANSACTIONS



     On June 26, 1994, Kemper, Conseco, and KC Acquisition, Inc. ("Acquisition"), a wholly owned subsidiary of Conseco, entered into the Merger Agreement pursuant to which Acquisition would merge with and into the Company (the "Merger"), and Kemper as the surviving corporation would become a wholly owned subsidiary of Conseco. This pending transaction was previously reported by the Company in its Form 8-K filed July 1, 1994 and the Form 10-Q filed August 12, 1994, each of which is incorporated herein by reference. The description of the Merger in this prospectus is subject to and qualified in its entirety by the descriptions in the incorporated documents, including the Merger Agreement which was filed as an exhibit to the Form 10-Q.



     The closing of the Merger is subject to certain conditions set forth in the Merger Agreement, including but not limited to the approval of the Merger by the affirmative vote of the common stockholders of Kemper entitled to cast at least a majority of the votes which all common stockholders of Kemper are entitled to cast thereon, the approval of the issuance of shares of Conseco common stock in the Merger by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present or represented by proxy and entitled to vote thereon at a special meeting of stockholders of Conseco, the receipt of all required governmental and regulatory consents, the receipt of certain approvals with respect to the registered investment companies for which any of the Company's subsidiaries act as investment advisor or sub-advisor, the receipt of certain consents from the noninvestment company advisory clients of the asset management subsidiaries of the Company, the obtaining by Conseco of all financing necessary to pay the aggregate cash consideration payable in connection with the Merger, and the closing of the Merger by March 31, 1995. Immediately following the Merger it is anticipated that Kemper will sell its life insurance and real estate subsidiaries to a partnership in which Conseco is the sole managing general partner.



     In connection with the Merger Agreement, certain of the Company's credit ratings were placed under review. See "-- Changes in Ratings" below.



     As a holding company, Kemper also regularly reviews the strategic fit of all its businesses and may consider the acquisition or disposition of assets, and the Company may consider entering into joint ventures and other transactions.



     The Indenture does not contain a provision entitling the holders of notes, at their option, to require Kemper to repurchase the notes upon the occurrence of events which would result in a change of control of the Company. See "DESCRIPTION OF THE NOTES -- Restrictive Covenants -- Consolidation and Merger." Further, there are no provisions in the Indenture which would preclude the anticipated Merger.


REAL ESTATE EXPOSURE


     The following table shows the Company's after-tax operating and realized investment results during each of the three years ended December 31, 1993 and the six months ended June 30, 1994 (in millions):



                                                        SIX MONTHS
                                                          ENDED
                                                         JUNE 30,       YEAR ENDED DECEMBER 31,
                                                        ----------    ----------------------------
                                                           1994        1993       1992       1991
                                                        ----------    -------    -------    ------
Operating loss.......................................     $(20.4)     $ (59.3)   $ (34.2)   $(19.4)
Realized investment gain (loss)......................     $ 13.6      $(198.4)   $(174.9)   $(21.4)

     For an expanded discussion of real estate-related results, see the sections captioned "MANAGEMENT'S DISCUSSION AND ANALYSIS -- RESULTS OF OPERATIONS AND FINANCIAL CONDITION -- Real Estate" and "-- INVESTMENTS" in both the 1993 Annual Report to Stockholders (portions of which are incorporated by reference in the Form 10-K, which is incorporated herein by reference) and the Form 10-Q (which is incorporated herein by reference).



     The $1.4 billion real estate portfolio held by the Company's continuing operations constituted 17.7 percent of its cash and invested assets at June 30, 1994. The portfolio consists of joint venture and third-party mortgage loans and other real estate-related investments. The majority of the Company's real estate loans are on properties or projects where the Company, its former parent, Lumbermens Mutual Casualty Company ("Lumbermens"), or their respective affiliates have taken ownership positions in joint ventures with a small number of partners.



     The Company has continued to fund both existing properties and legal commitments. Total future legal commitments were $570.2 million at June 30, 1994. This amount represented a net decrease of $66.6 million since year-end 1993, largely due to fundings in 1994. As of June 30, 1994, the Company expects to fund approximately $268.7 million of these legal commitments along with providing capital to existing projects. The disparity between total legal commitments and the amount expected to be funded relates principally to standby financing arrangements that provide credit enhancements to certain tax-exempt bonds, which the Company does not presently expect to fund. The total legal commitments, along with estimated working capital requirements, are considered in the Company's evaluation of reserves and write-downs.



     The Company monitors its real estate portfolio and identifies changes in the relevant real estate marketplaces, the economy and each borrower's circumstances. The Company's portfolio is distributed by property type and geographic location. Real estate markets have been depressed in recent periods in those areas where most of the Company's real estate portfolio is located. Approximately half of the Company's real estate holdings are in California and Illinois. About 10.9 percent are in Spain. In California, real estate market conditions have continued to be worse than in many other areas of the country.



     Undeveloped land, including the Spanish projects, represented approximately
21.1 percent of the Company's real estate portfolio at June 30, 1994. To maximize the value of certain land and other projects, additional development is proceeding or is planned. Such development of existing projects may continue to require substantial funding, either from the Company or third parties. In the present real estate markets, third-party financing can require credit enhancing arrangements (e.g., standby financing arrangements and loan commitments) from the Company. The values of development projects are dependent on a number of factors, including obtaining necessary permits and market demand for the permitted use of the property. There can be no assurance that such permits will be obtained as planned or at all, nor that such expenditures will occur as scheduled, nor that the Company's plans with respect to such projects may not change substantially.



     The Company's real estate experience could continue to be adversely affected by overbuilding and weak economic conditions in certain real estate markets and by tight lending practices by banks and other lenders. Stagnant or worsening economic conditions in the areas in which the Company has made loans, or additional adverse information becoming known to the Company through its regular reviews or otherwise, could result in higher levels of problem loans or potential problem loans, reductions in the value of real estate collateral and adjustments to the real estate reserve. The Company's net income and stockholders' equity could be materially reduced in future periods if real estate market conditions remain stagnant or worsen in areas where the Company's portfolio is located.



     Current conditions in the real estate markets are adversely affecting the financial resources of certain of the Company's joint venture partners. Every partner, however, remains active in the control of its respective joint ventures. In evaluating a partner's ability to meet its financial commitments, the Company considers the amount of all applicable debt and the value of all properties within that portion of the Company's portfolio consisting of loans to and investments in joint ventures with such partner. In 1993, the Company decided to recognize 100 percent of the operating results of certain joint ventures. The additional operating results are being recorded primarily by the Company's real estate subsidiaries, which are the equity holders in such ventures.


     Based on the level of troubled real estate-related investments the Company experienced in the first half of 1994 and in 1993 and 1992, the Company anticipates additional foreclosures and deeds in lieu of foreclosures in 1994. Any consolidation accounting resulting from foreclosures would add the related ventures' assets and senior third-party liabilities to the Company's balance sheet and eliminate the Company's loans to such ventures. See the "Troubled real estate-related investments" table on page 32 of the Form 10-Q, incorporated herein by reference, and on page 35 of the 1993 Annual Report to Stockholders, portions of which are incorporated by reference in the Form 10-K, which is incorporated herein by reference.



     Due to the adverse real estate environment affecting the Company's portfolio in recent years, the Company has devoted significant attention to its real estate portfolio, enhancing monitoring of the portfolio as well as formulating specific action plans addressing nonperforming and potential problem credits. Since 1991, the Company has intensified its attention to evaluating the asset quality, cash flow and prospects associated with each of its projects. However, there can be no assurance that such efforts will result in an improvement in the performance of the Company's real estate portfolio.



     The Company is analyzing various potential transactions designed to reduce the level of real estate-related investments on the Company's balance sheet. Specific types of transactions under consideration and previously utilized include loan sales, property sales, mortgage refinancings and real estate investment trusts ("REITs").



     In the third quarter of 1994, Company subsidiaries recorded $17.1 million of pre-tax income from a transaction in which they sold their equity investments in certain multifamily residential properties to a newly formed REIT. With regard to various other potential transactions being considered, the Company believes that none are so significant or so likely as to be considered material to its consolidated financial statements or other disclosures at this time.


CHANGES IN RATINGS

     On March 18, 1993, Moody's Investors Service ("Moody's") placed its "Baa1" senior debt rating of Kemper and financial strength ratings of the Company's two life insurance subsidiaries under review for possible downgrade. On August 20, 1993, Moody's completed its review by downgrading Kemper's senior debt rating to "Baa2" and Kemper's preferred stock rating to "Baa3" from "Baa2" while confirming the "Baa1" financial strength ratings of the two life insurance subsidiaries. On March 19, 1993, Standard & Poor's Corporation ("Standard & Poor's") lowered the senior debt rating of Kemper to "BBB+" from "A-" and removed Kemper from "Credit Watch" where it was placed in February of 1993. On May 13, 1993, Standard & Poor's announced it had assigned a "BBB" rating to the Company's Series E Preferred Stock issued in April 1993. On August 26, 1993, Standard & Poor's lowered Kemper's senior debt rating to "BBB" and Kemper's preferred stock rating to "BB+." On March 22, 1993, Duff & Phelps Inc. ("Duff & Phelps") lowered its senior debt rating of Kemper from "A" to "A-", while the claims-paying ability ratings of the Company's two life insurance subsidiaries, Federal Kemper Life Assurance Company (rated "AA-") and Kemper Investors Life Insurance Company (rated "A+"), remained unaffected by the Duff & Phelps action. The Duff & Phelps ratings were all reaffirmed on July 20, 1993. On June 8, 1993,
A. M. Best Co. lowered the claims-paying ability ratings of both of the Company's life insurance subsidiaries to "A-" from "A".


     On March 15, 1994, Moody's, Standard & Poor's and Duff & Phelps placed their ratings of Kemper under "review with direction uncertain", on "CreditWatch with developing implications" and on "Rating Watch -- Uncertain", respectively. In connection with and following the execution of the Merger Agreement, Moody's placed under review with "possible downgrade" its Baa2 senior debt rating and Baa3 preferred stock rating of Kemper and its Baa1 financial strength ratings of both of the Company's life insurance subsidiaries; Standard & Poor's placed on "CreditWatch with 'negative' implications" its BBB senior debt rating and BB+ preferred stock rating of Kemper; Duff & Phelps placed "on Rating Watch -- Down" Kemper's A- senior debt rating, Federal Kemper Life Assurance Company's AA- claims-paying ability rating and Kemper Investors Life Insurance Company's A+ claims-paying ability rating; and A.M. Best Co. placed under review its "A-" (Excellent) Best's Ratings of both of the life insurance subsidiaries.


     Ratings have become an increasingly important factor in establishing the competitive position of insurance companies. The ratings organizations continue to review the financial performance and condition of insurers and their investment portfolios, including those of the Company's life insurance subsidiaries. Any reductions in Kemper's senior debt ratings could adversely impact the Company's financial flexibility by limiting the Company's access to capital or increasing its cost of borrowings. Any reductions in the life insurance subsidiaries' claims-paying ability or financial strength ratings could result in their products being less attractive to consumers.

     Ratings reductions for Kemper or its subsidiaries and other financial events can also trigger obligations to fund certain real estate-related commitments to take out other lenders. In such events, those lenders can be expected to renegotiate their loan terms, although they are not contractually obligated to do so. Such circumstances could accelerate or increase the Company's purchases of real estate-related assets from its regulated life insurance subsidiaries to support further their respective statutory capital positions.

     No credit rating is a recommendation to buy, sell or hold securities. Each rating is subject to revision or withdrawal at any time by the assigning rating organization and should be evaluated independently of any other rating.


REGULATORY CONSIDERATIONS AND RISK-BASED CAPITAL


     Regulatory authorities establish minimum liquidity and capital standards for the Company's asset management, life insurance and securities brokerage subsidiaries.

     The Company's life insurance subsidiaries are generally subject to regulation and supervision by the insurance departments of the jurisdictions in which the subsidiaries are licensed to do business. These departments enforce laws and regulations designed to assure that insurance companies maintain adequate capital and surplus, manage investments according to prescribed character, standards and limitations and comply with a variety of operational standards. The departments also make periodic examinations of individual companies and review annual and other reports on the financial condition of each company operating within their respective jurisdictions. Regulations, which often vary from state to state, cover most aspects of the insurance business, including forms of policies and accounting and financial reporting procedures.

     Under asset adequacy and risk-based capital rules adopted in 1993 in Illinois (the domiciliary state of the Company's life insurance subsidiaries), state regulators may mandate remedial action for inadequately reserved or inadequately capitalized companies. The new asset adequacy rules are designed to assure that reserves and assets are adequate to cover liabilities under a variety of economic scenarios. The focus of the new capital rules is a risk-based formula that applies prescribed factors to various risk elements in an insurer's business and investments to develop a minimum capital requirement designed to be proportional to the amount of risk assumed by the insurer. The Company's life insurance subsidiaries have reserves and capital levels exceeding any which would mandate action under the new rules.

HOLDING COMPANY LIQUIDITY

     The major ongoing sources of the Company's liquidity are asset management fees, securities brokerage commissions, collateralized bank borrowings by the securities brokerage operations, collections of life insurance premium revenue, deposits for annuities and interest-sensitive life contracts, investment income, other operating revenue and cash provided from maturing or sold investments. Kemper receives interest on loans, dividends and payments for federal income taxes from its subsidiaries. Kemper, from time to time, borrows funds and issues securities for cash. During 1993, Kemper received $380.3 million in cash from the sales of discontinued property-casualty insurance operations.


     The Company continues to use its resources for dividends to stockholders, corporate interest and other holding company expenses, consolidated federal income tax payments, common stock repurchases (treasury stock), acquisitions of subsidiaries and additional investments in, or asset purchases from, subsidiaries. In 1993, the Company provided $517.1 million in cash to the life insurance subsidiaries by purchasing $447.1 million of certain real estate-related investments (subordinated loans and equity investments) from such subsidiaries and contributing $70.0 million in capital to the life insurance segment. Through the third quarter of 1994, the Company purchased an additional $199.1 million of real estate-related investments from its two life insurance subsidiaries and contributed $65.0 million to the capital of one of the life subsidiaries by utilizing a dividend received from the other. The Company's purchases of such investments from its life insurance subsidiaries were consummated at the carrying values of such investments at the dates of purchase. The Company expects it may continue to make substantial purchases of real estate-related investments from its life insurance subsidiaries. See "MANAGEMENT'S DISCUSSION AND ANALYSIS -- RESULTS OF OPERATIONS AND FINANCIAL CONDITION -- Real Estate" on pages 22 and 23 of the Form 10-Q, incorporated herein by reference, and on page 28 of the 1993 Annual Report to Stockholders, portions of which are incorporated by reference in the Form 10-K, which is incorporated herein by reference.



     Since Kemper is a holding company, its rights and the rights of its creditors, including the holders of the New Notes, to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors (including, in the case of an insurance subsidiary, its policyholders, and in the case of an investment advisor or broker-dealer subsidiary, its customers), except to the extent that Kemper itself may be a creditor with recognized claims against the subsidiary. In addition, there are certain regulatory limitations on the payment of dividends and on loans and other transfers of funds to Kemper by certain of its subsidiaries.


     Dividend distributions to stockholders from an insurance company are restricted by state insurance laws. In Illinois, where Kemper's life insurance subsidiaries are domiciled, if such dividend, together with other distributions during the 12 preceding months, would exceed the greater of (a) ten percent of the company's surplus as regards policyholders as of the preceding December 31, or (b) the net income of the company for the preceding calendar year, then such proposed dividend must be reported to the director of insurance at least 30 days prior to the proposed payment date and may be paid only if not disapproved. In Illinois, insurance laws also permit payment of dividends only out of earned surplus, exclusive of all or most unrealized capital gains.

     Dividend distributions from securities brokerage firms are restricted by federal and state securities laws, the rules or regulations thereunder and/or the rules and regulations of an exchange of which a firm is a member. The Company's registered broker-dealer and investment adviser subsidiaries cannot lawfully pay dividends that would either reduce their respective net capital amounts below the minimum amounts required or cause certain net capital decreases without prior regulatory approval.


     The aggregate maximum dividend distribution that can be made to Kemper by its asset management, life insurance and securities brokerage subsidiaries in 1994 without prior approval is $150.0 million. The amount of dividends paid by subsidiaries to Kemper during the nine months ended September 30, 1994 was $105.8 million, including $70.8 million which required regulatory approval.


LEGAL MATTERS


     (a) As previously disclosed, in 1992 the Commission's Staff commenced an investigation into certain of the Company's real estate-related accounting practices and related disclosures. The Company has fully cooperated throughout the Staff's investigation. The Company and the Staff have had settlement discussions respecting this matter.


     (b) In August 1993, a class action styled Tabankin, et al. v. Kemper Short-Term Global Income Fund, et al. was filed in federal court in the Northern District of Illinois on behalf of various investors in the Kemper Short-Term Global Income Fund during the period from October 29, 1990 to December 31, 1992, and in the Short-Term Global Income Portfolio of Kemper Investment Portfolios (collectively with the Global Income Fund, the "Funds") during the period from February 1, 1991 to December 31, 1992. The complaint alleges violations of various federal securities laws and common law fraud based on alleged material misstatements or omissions concerning the investment strategies of the Funds arising out of declines in the share price (net asset value) of the Funds when the value of the U.S. dollar rose against a number of European currencies in the aftermath of the rejection of the Maastricht Treaty, the collapse of the Exchange Rate Mechanism, and the resulting devaluation of European currencies in the fall of 1992. Plaintiffs' claim for damages is unspecified.


     In January 1994, the defendants' motion to dismiss was granted and judgment entered with a memorandum opinion finding, among other things, that the Funds' prospectuses adequately disclosed both the risks associated with the Funds' investment strategies and the risks to net asset value which could arise from currency devaluations. Plaintiffs moved for leave to file an amended complaint. In March 1994, the district court granted plaintiffs' motion. In April 1994, the defendants refiled their motion to dismiss. On June 23, 1994, the district court entered an order granting the defendants' motion to dismiss and entering final judgment in favor of the Company. The plaintiffs have appealed this judgment. The Company believes it has meritorious defenses and intends to continue to vigorously defend this class action.


     (c) In December 1993, a federal district court in Portland, Oregon entered judgment on a May 1993 jury verdict against Boettcher & Company, a predecessor firm of Kemper Securities, Inc. ("KSI"), in a class action lawsuit filed in 1988 by persons who purchased securities of Melridge, Inc. between November 1983 and 1987. If upheld on appeal, the judgment could result in liability of up to approximately $57 million, depending on various factors including the amount of written claims actually filed by class members, exclusive of any interest and attorneys' fees that may be awarded on certain claims. In its verdict, the jury found Boettcher 30 percent at fault for violations of federal and state securities laws in connection with certain public offerings of Melridge common stock and convertible debentures in the mid-1980s, as well as secondary market transactions in both securities. Certain former Melridge executives were found 30 percent at fault for the violations, and other defendants who had settled with the plaintiffs were found 40 percent at fault. KSI has appealed the judgment and intends to vigorously pursue all available legal remedies.

LACK OF PUBLIC MARKET

     The New Notes are being offered to the holders of the Existing Notes. The Existing Notes were offered and sold in September 1993 to the Initial Purchasers in transactions not registered under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act. The Initial Purchasers subsequently resold the Existing Notes to Qualified Institutional Buyers (as defined in Rule 144A under the Securities Act), to a limited number of institutional accredited investors within the meaning of Rule 501 under the Securities Act and in offshore transactions in reliance on Regulation S under the Securities Act. The Existing Notes are eligible and have been designated for trading in the Private Offerings Resales and Trading through Automated Linkages ("PORTAL") System of the National Association of Securities Dealers, Inc.

     The New Notes are a new issue of notes and there is currently no established market for the New Notes, and there can be no assurance as to the liquidity of any markets that may develop for the New Notes, the ability of holders of the New Notes to sell their New Notes or the price at which such holders would be able to sell their New Notes. If such markets were to exist, the New Notes could trade at prices that may be higher or lower than the initial market values thereof depending on many factors, including among other things, the Company's results of operations, prevailing interest rates and the markets for similar securities. See "Plan of Distribution" for certain information pertaining to the market for the New Notes. Kemper does not intend to list the New Notes on any securities exchange or to seek the admission of the New Notes for quotation or trading in the National Association of Securities Dealers' Automated Quotation System.

     The liquidity of, and trading for, the New Notes also may be adversely affected by general declines in the market for similar securities. Such a decline may adversely affect such liquidity and trading markets independent of the financial performance of, and prospects for, the Company.

EXCHANGE OFFER PROCEDURES; CONSEQUENCES OF THE EXCHANGE OFFER
     TO NON-TENDERING HOLDERS OF THE EXISTING NOTES


     Issuance of the New Notes in exchange for Existing Notes pursuant to the Exchange Offer will be made only after a timely receipt by Kemper of such Existing Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of Existing Notes desiring to tender such Existing Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. Kemper is under no duty to give notification of defects or irregularities with respect to the tenders of Existing Notes for exchange. Existing Notes that are not tendered or are tendered but not accepted (for example, due to a failure to submit properly completed documents) will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof and Kemper will have no further obligation to provide for the registration under the Securities Act of such Existing Notes. In addition, any holder of Existing Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction unless such resale is exempt from such requirements. After consummation of the Exchange Offer, the Step-Up in Interest Rate of 7.375% per annum on any remaining Existing Notes will be rescinded and the original interest rate of 6.875% per annum will be reinstated. See "The Exchange Offer."


     Kemper may in the future seek to acquire untendered Existing Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. Kemper has no present plan to acquire any Existing Notes which are not tendered in the Exchange Offer.

                              BUSINESS DESCRIPTION


     Kemper is a financial services holding company that gathers, manages and protects the assets of individual, corporate and institutional clients. The Company's continuing operations include asset management, life insurance, securities brokerage and real estate subsidiaries. The principal executive offices of the Company are located at One Kemper Drive, Long Grove, Illinois 60049-0001. Its telephone number is (708) 320-4700.



ASSET MANAGEMENT



     Kemper Financial Services, Inc. ("KFS"), had $65.4 billion in assets under management at September 30, 1994. KFS' product offerings include 21 stock and bond funds, each of which offers fund shareholders the choice of three pricing configurations: (i) the traditional front-end load option, (ii) a spread load (contingent deferred sales charge) and annual distribution fees charged pursuant to a plan complying with Rule 12b-1 under the General Rules and Regulations under the Investment Company Act of 1940 ("12b-1 Fees") or (iii) a level load charging annual service and 12b-1 Fees with no advance commission on the sale. KFS also offers investment management and advisory services for individual and institutional investors. KFS distributes its products and services primarily through securities brokerage firms, banks and other financial institutions, independent brokers and agents, financial planners and corporate pension and profit-sharing plans. INVEST Financial Corporation, a KFS subsidiary, is also an important distributor of Kemper products.



LIFE INSURANCE



     Federal Kemper Life Assurance Company ("FKLA") markets a selected range of life insurance, including term, and annuity products. FKLA's products are designed for individuals and small business owners and include features such as premium guarantee levels and premium reduction options. FKLA distributes its products through independent general agents and various other channels.



     Kemper Investors Life Insurance Company ("KILICO") specializes in variable and fixed annuities. KILICO has been offering products in the variable annuity marketplace for more than ten years. KILICO markets its products primarily through financial institutions, securities brokerage firms, financial planners and other specialty distributors of financial products. In 1992 and 1993, the management, operations and employees of KILICO were integrated with those of FKLA to increase efficiencies and coordinate the strategic directions of both companies. Immediately following the closing of the Merger (see "RISK FACTORS -- Merger Agreement and Strategic Transactions"), it is anticipated that the Company will divest its life insurance subsidiaries.



SECURITIES BROKERAGE



     Kemper Securities, Inc. ("KSI") is a full-service securities brokerage firm, providing a wide array of investment vehicles and advisory services to individual, business and institutional investors. Although KSI's market focus is primarily retail, the firm also provides investment banking services to corporate and municipal clients.


REAL ESTATE


     This segment includes the Company's real estate subsidiaries. These subsidiaries include companies which act as general or limited partners in and lenders to various joint ventures. Immediately following the closing of the Merger (see "RISK FACTORS -- Merger Agreement and Strategic Transactions"), it is anticipated that the Company will divest its real estate subsidiaries.


OTHER OPERATIONS AND CORPORATE

     This category includes the holding company income and expenses of Kemper and Kemper Financial Companies, Inc.

DISCONTINUED OPERATIONS


     The Company divested its primary property-casualty insurance, reinsurance and risk management subsidiaries in the second half of 1993.

                                USE OF PROCEEDS


     There will be no cash proceeds to Kemper from the exchange pursuant to the Exchange Offer. On September 22, 1993, Kemper received net proceeds of approximately $195.5 million from the issuance and sale of the Existing Notes which it used to repay short-term indebtedness and to purchase certain real estate-related investments from its life insurance subsidiaries. Such short-term indebtedness was earlier incurred by Kemper primarily to also purchase certain real estate-related investments from its life insurance subsidiaries.


                       RATIO OF EARNINGS TO FIXED CHARGES
                            (CONTINUING OPERATIONS)

     The following table sets forth the ratio of earnings to fixed charges for the continuing operations of the Company for the periods indicated. Earnings represent consolidated earnings (losses) before income taxes and the cumulative effect of accounting changes and fixed charges (excluding interest capitalized). Fixed charges consist of interest and the portion of rental expense deemed representative of the interest factor.


                                                       SIX MONTHS
                                                          ENDED
                                                        JUNE 30,         YEAR ENDED DECEMBER 31,
                                                       -----------   --------------------------------
                                                       1994   1993   1993   1992   1991   1990   1989
                                                       ----   ----   ----   ----   ----   ----   ----
Ratio of earnings to fixed charges...................  3.3     (a)    (b)    (c)   1.9     (d)   2.3
Ratio, excluding interest expense on collateralized
  borrowings of securities brokerage operations......  4.5     (a)    (b)    (c)   2.6     (d)   3.8
- ---------------



(a) Six months ended June 30, 1993 ratios are not shown since fixed charges exceeded available earnings by approximately $42 million.



(b) 1993 ratios are not shown since fixed charges exceeded available earnings by approximately $111 million.



(c) 1992 ratios are not shown since fixed charges exceeded available earnings by approximately $274 million.



(d) 1990 ratios are not shown since fixed charges exceeded available earnings by approximately $69 million.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
          (IN MILLIONS, EXCEPT SHARE DATA AND ASSETS UNDER MANAGEMENT)


     The following table sets forth selected consolidated financial and other data of the Company. The selected statement of operations and balance sheet data, insofar as it relates to each of the five years in the five-year period ended December 31, 1993, have been derived from the Company's consolidated financial statements, which for each such year have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The selected financial data for, and as of the end of, interim periods are derived from the Company's unaudited interim financial statements. Such unaudited interim financial statements include all adjustments (consisting only of normal recurring accruals) that the Company considers necessary for a fair presentation of the financial position and the results of operations as of the dates and for the periods indicated. This information should be read in conjunction with Management's Discussion and Analysis and the Consolidated Financial Statements of the Company, including the notes thereto, which are incorporated herein by reference to the Form 10-K. This information has been restated to reflect the classification of certain subsidiaries as discontinued operations.



                                                 SIX MONTHS
                                                    ENDED
                                                  JUNE 30,                YEAR ENDED DECEMBER 31,
                                               ---------------   ------------------------------------------
                                                1994     1993     1993     1992     1991     1990     1989
                                               ------   ------   ------   ------   ------   ------   ------
CONSOLIDATED STATEMENT OF OPERATIONS
REVENUE
Insurance premium income.....................  $   75   $   75   $  158   $  136   $  124   $  112   $  107
Net investment income........................     223      215      427      522      654      664      604
Asset management income......................     235      248      498      481      438      427      458
Securities brokerage income..................     267      325      640      639      632      597      637
Realized investment gain (loss)..............      25      (97)    (256)    (360)    (108)     (24)      (4)
Other income (loss)..........................      49       38       82       86       76       53      (11)
                                               ------   ------   ------   ------   ------   ------   ------
         Total revenue.......................     874      804    1,549    1,504    1,816    1,829    1,791
                                               ------   ------   ------   ------   ------   ------   ------
BENEFITS AND EXPENSES
Insurance claim costs and policyholder
  benefits...................................     236      264      514      598      640      604      527
Amortized policy acquisition costs...........      41       29       60       67       48       59       58
Other operating costs and expenses...........     478      552    1,084    1,114    1,016    1,224    1,015
                                               ------   ------   ------   ------   ------   ------   ------
         Total expenses......................     755      845    1,658    1,779    1,704    1,887    1,600
                                               ------   ------   ------   ------   ------   ------   ------
Earnings (loss) from continuing operations
  before income tax (benefit)................     119      (41)    (109)    (275)     112      (58)     191
Income tax (benefit).........................      44      (11)     (20)     (75)      36       13       67
                                               ------   ------   ------   ------   ------   ------   ------
  Income (loss) from continuing operations...      75      (30)     (89)    (200)      76      (71)     124
Income from discontinued operations..........      --       13       25       24      129       83      183
Gain on sale of discontinued operations to
  related party, net of tax..................      --       --      205       --       --       --       --
Gain on other sales of discontinued
  operations, net of tax.....................       3       --       92       --       --       --       --
                                               ------   ------   ------   ------   ------   ------   ------
  Income (loss) before cumulative effect of
    changes in accounting principles.........      78      (17)     233     (176)     205       12      307
Cumulative effective of changes in accounting
  principles, net of tax.....................      --        3        2      (27)      --       --       --
                                               ------   ------   ------   ------   ------   ------   ------
         Net income (loss)...................  $   78   $  (14)  $  235   $ (203)  $  205   $   12   $  307
                                               ======   ======   ======   ======   ======   ======   ======
Average number of common and equivalent
  shares outstanding (in thousands)..........  34,068   49,538   42,830   48,840   48,094   48,431   51,281
                                               ======   ======   ======   ======   ======   ======   ======
NET INCOME (LOSS) PER SHARE
Primary
Continuing operations........................  $ 1.86   $ (.98)  $(2.80)  $(4.39)  $ 1.58   $(1.44)  $ 2.39
Discontinued operations......................     .07      .55     7.86      .23     2.67     1.69     3.57
                                               ------   ------   ------   ------   ------   ------   ------
         Net income (loss)...................  $ 1.93   $ (.43)  $ 5.06   $(4.16)  $ 4.25   $  .25   $ 5.96
                                               ======   ======   ======   ======   ======   ======   ======
Fully diluted
Continuing operations........................  $ 1.78   $ (.98)  $(2.36)  $(4.39)  $ 1.58   $(1.44)  $ 2.39
Discontinued operations......................     .06      .55     7.23      .23     2.67     1.69     3.57
                                               ------   ------   ------   ------   ------   ------   ------
         Net income (loss)...................  $ 1.84   $ (.43)  $ 4.87   $(4.16)  $ 4.25   $  .25   $ 5.96
                                               ======   ======   ======   ======   ======   ======   ======

                                       SIX MONTHS ENDED
                                           JUNE 30,                         DECEMBER 31,
                                       -----------------   -----------------------------------------------
                                        1994      1993      1993      1992      1991      1990      1989
                                       -------   -------   -------   -------   -------   -------   -------
CONSOLIDATED BALANCE SHEET
Total assets.........................  $13,350   $13,849   $14,038   $13,176   $13,105   $12,164   $11,296
Notes payable........................      394       542       349       396       242       288       488
Long-term debt.......................      391       182       394       183       218       116        96
Convertible debentures of
  subsidiary.........................       41        73        46        79        98       119       112
Preferred stock......................      360       361       361       101         1         1         2
Stockholders' equity.................  $ 1,324   $ 2,113   $ 1,619   $ 1,766   $ 1,839   $ 1,626   $ 1,724
                                       =======   =======   =======   =======   =======   =======   =======
Investment portfolio -- continuing
  operations
Cash and short-term investments......  $   643   $   768   $   967   $   541   $ 1,333   $   315   $   408
Fixed maturities.....................                                                                4,607
  Investment-grade...................    5,039     4,172     5,106     4,116     3,019     3,013        (a)
  Below investment-grade.............      229       272       227       407       630     1,656        (a)
Equity securities....................       34       128        99       106        77        47        22
Mortgage loans
  Joint venture......................      936     1,180     1,053     1,264     1,459     1,223       773
  Third-party........................      155       197       154       345       450       468       335
Other real estate-related
  investments........................      279       506       272       343       403       428        (b)
Other invested assets................      445       410       447       400       390       368       408
                                       -------   -------   -------   -------   -------   -------   -------
         Total cash and invested
           assets....................  $ 7,760   $ 7,633   $ 8,325   $ 7,522   $ 7,761   $ 7,518   $ 6,553
                                       =======   =======   =======   =======   =======   =======   =======


- ---------------

(a) For 1989, the Company did not classify fixed maturities as "investment-grade" or "below investment-grade."



(b) For 1989, the Company included other real estate-related investments in other invested assets and fixed maturities.



ASSETS UNDER MANAGEMENT
  (IN BILLIONS)
Mutual funds
  Money market.......................  $  12.2   $  14.2   $  12.3   $  15.1   $  17.6   $  24.9   $  21.5
  Fixed-income.......................     22.9      25.9      25.7      24.6      21.5      17.5      18.2
  Equity.............................      8.7       8.7       9.4       8.4       6.5       3.6       3.1
Investment advisory..................      4.5       4.3       4.7       4.3       4.5       3.1       2.6
Kemper Corporation affiliates........      9.9      10.5       9.8      10.1       9.7       8.3       7.8
Lumbermens Mutual Casualty Company,
  its affiliates and other...........      6.9       7.1       7.4       6.8       6.1       6.0       5.8
                                       -------   -------   -------   -------   -------   -------   -------
         Total assets under
           management................  $  65.1   $  70.7   $  69.3   $  69.3   $  65.9   $  63.4   $  59.0
                                       =======   =======   =======   =======   =======   =======   =======

                                 CAPITALIZATION
                                 (IN MILLIONS)


     The following table sets forth the consolidated short-term debt and capitalization of Kemper and its subsidiaries at June 30, 1994.



                                                                                  JUNE 30, 1994
                                                                                  -------------
Short-term debt:
  Collateralized bank loans of securities brokerage operations..................    $   370.1
  Other short-term debt.........................................................         24.1
                                                                                  -------------
          Total short-term debt.................................................    $   394.2
                                                                                  -------------
Long-term debt:
  6.875% Notes Due 2003.........................................................    $   200.0
  8.80% Notes Due 1998..........................................................        110.8
  Medium-term notes.............................................................         65.5
  Other long-term debt..........................................................         14.7
  Convertible debentures of subsidiary..........................................         40.5
                                                                                  -------------
          Total long-term debt..................................................    $   431.5
                                                                                  -------------
          Total short-term and long-term debt...................................    $   825.7
                                                                                   ==========
Redeemable securities of subsidiary.............................................    $      .2
                                                                                   ==========
Stockholders' equity:
  Preferred stock...............................................................    $   360.5
  Common stock..................................................................        326.0
  Additional paid-in capital....................................................        335.5
  Unrealized loss on foreign currency transactions..............................        (44.2)
  Unrealized appreciation on investments........................................       (231.0)
  Retained earnings.............................................................      1,600.0
  Treasury shares, at cost......................................................     (1,022.6)
                                                                                  -------------
          Total stockholders' equity............................................    $ 1,324.2
                                                                                  -------------
Total capitalization (excludes total short-term debt)...........................    $ 1,755.9
                                                                                   ==========

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     The Existing Notes were originally issued and sold to the Initial Purchasers on September 22, 1993. The offer and sale of the Existing Notes to the Initial Purchasers was not required to be registered under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act. The Initial Purchasers subsequently resold the Existing Notes to Qualified Institutional Buyers (as defined in Rule 144A under the Securities Act), to a limited number of institutional accredited investors within the meaning of Rule 501 under the Securities Act and in offshore transactions in reliance on Regulation S under the Securities Act. Prior to and as a condition to the initial sale of the Existing Notes, Kemper entered into an exchange and registration agreement (the "Exchange and Registration Agreement") dated September 22, 1993, between Kemper and the Initial Purchasers pursuant to which Kemper agreed with the Initial Purchasers, for the benefit of the holders of the Existing Notes, to increase the initial interest rate on the Existing Notes by 0.50% per annum from 6.875% per annum (the "Initial Interest Rate") to 7.375% per annum (the "Step-Up in Interest Rate") unless Kemper caused on or prior to March 15, 1994 either (i) an exchange offer to be consummated, pursuant to which new notes of Kemper covered by a registration statement and containing terms identical in all material respects to the terms of the Existing Notes (except that the new notes would not contain terms with respect to transfer restrictions and adjustments in the interest rate) would be offered in exchange for Existing Notes tendered at the option of the holders thereof, or (ii) a registration statement covering resales of the Existing Notes to be filed and declared effective under the Securities Act. The Exchange Offer contemplated by this Prospectus is designed to satisfy the condition set forth in (i) of the preceding sentence. The Step-Up in Interest Rate began accruing on March 15, 1994 and will be payable on September 15, 1994 and on each March 15 and September 15 thereafter, except if rescinded as provided in the following sentence. The Exchange and Registration Agreement provides that if after Kemper becomes obligated to pay the Step-Up in Interest Rate, either the Exchange Offer is consummated or a registration statement covering resales of the Existing Notes is declared effective in accordance with the Exchange and Registration Agreement, then, upon the happening of either of such events, the Step-Up in Interest Rate on the Existing Notes will be permanently rescinded and the Initial Interest Rate shall be reinstated as of the date of either of such events.

     The purpose of the Exchange Offer is to rescind the Step-Up in Interest Rate on the Existing Notes and reinstate the Initial Interest Rate pursuant to Kemper's option under the Exchange and Registration Agreement. Except as provided under "Plan of Distribution" with respect to certain broker-dealers, this Prospectus may not be used by any holder of the Existing Notes or any holder of the New Notes to satisfy the registration and prospectus delivery requirements under the Securities Act, if any, that may apply in connection with any resale of such Existing Notes or New Notes. See "Terms of the Exchange" below.

TERMS OF THE EXCHANGE

     Kemper hereby offers to exchange, subject to the conditions set forth herein and in the Letter of Transmittal accompanying this Prospectus, $1,000 in principal amount of New Notes for each $1,000 in principal amount of the Existing Notes. Existing Notes are required to be exchanged in minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof. The terms of the New Notes are identical in all material respects to the terms of the Existing Notes for which they may be exchanged pursuant to this Exchange Offer, except that the New Notes will generally be freely transferable by holders thereof, and will not be subject to adjustments in the interest rate. The New Notes will evidence the same debt as the Existing Notes and will be entitled to all of the benefits and restrictions/limitations applicable thereto under the Indenture. See "Description of the New Notes."

     Kemper has not requested, and does not intend to request, an interpretation by the staff of the Commission with respect to whether the New Notes issued pursuant to the Exchange Offer in exchange for the Existing Notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Based on an interpretation by the staff of the Commission set forth in a series of no-action letters issued to third parties, Kemper believes that the New Notes issued pursuant to the Exchange Offer in exchange for Existing Notes may be offered for sale, resold and otherwise transferred by any holder of such New Notes (other than any such holder which is an "affiliate" of Kemper within the meaning of Rule 405 under the Securities Act or certain broker-dealers as described below) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of such New Notes. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes cannot rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction unless an exemption exists. In order to participate in the Exchange Offer, each broker-dealer that receives New Notes for its own account in exchange for Existing Notes, where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Existing Notes where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the date of this Prospectus, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."


     Interest on the New Notes shall accrue from the last interest payment date on which interest was paid on the Existing Notes surrendered in exchange therefor. The Step-Up in Interest Rate on the Existing Notes will be permanently rescinded and the Initial Interest Rate shall be reinstated as of the consummation of the Exchange Offer.



     Tendering holders of the Existing Notes shall not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of the Existing Notes pursuant to the Exchange Offer.


EXPIRATION DATE; EXTENSIONS; TERMINATIONS; AMENDMENTS


     The Exchange Offer shall expire on the Expiration Date. The term
"Expiration Date" means 5:00 p.m., New York time, on December   , 1994, unless
Kemper in its sole discretion extends the period during which the Exchange Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Exchange Offer, as so extended by Kemper, shall expire. Kemper reserves the right to extend the Exchange Offer at any time and from time to time by giving oral or written notice to First Chicago Trust Company of New York (the "Exchange Agent") and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service. During any extension of the Exchange Offer, all Existing Notes previously tendered pursuant to the Exchange Offer will remain subject to the Exchange Offer.


     The Exchange Date will be the first business day following the Expiration Date. Kemper expressly reserves the right to (i) terminate the Exchange Offer and not accept for exchange any Existing Notes if either of the events set forth below under "Conditions to the Exchange Offer" shall have occurred and shall not have been waived by Kemper and (ii) amend the terms of the Exchange Offer in any manner which, in its good faith judgment is advantageous to the holders of the Existing Notes, whether before or after any tender of the Existing Notes. Unless Kemper terminates the Exchange Offer prior to 5:00 p.m., New York time, on the Expiration Date, Kemper will exchange the New Notes for the Existing Notes on the Exchange Date.

TENDER PROCEDURE

     The tender to Kemper of Existing Notes by a holder thereof pursuant to one of the procedures set forth below will constitute an agreement between such holder and Kemper in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     A holder of Existing Notes may tender the same by (i) properly completing and signing the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with the certificate or certificates representing the Existing Notes being tendered and any required signature guarantees, to the Exchange Agent at its address set forth on the back cover of this Prospectus on or prior to the Expiration Date (or complying with the procedure for book-entry transfer described below) or (ii) complying with the guaranteed delivery procedures described below.

     If tendered Existing Notes are registered in the name of the signer of the Letter of Transmittal and the New Notes to be issued in exchange therefor are to be issued (and any untendered Existing Notes are to be reissued) in the name of the registered holder (which term, for the purposes described herein, shall include any participant in The Depository Trust Company (also referred to as a "book-entry transfer facility") whose name appears on a security listing as the owner of Existing Notes), the signature of such signer need not be guaranteed. In any other case, the tendered Existing Notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to Kemper and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a commercial bank or trust company located or having an office, branch, agency or correspondent in the United States, or by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. (any of the foregoing hereinafter referred to as an "Eligible Institution"). If the New Notes and/or Existing Notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the Existing Notes, the signature in the Letter of Transmittal, including that of any participant in The Depository Trust Company, must be guaranteed by an Eligible Institution.

     The method of delivery of Existing Notes and all other documents is at the election and risk of the holder. If sent by mail, it is recommended that registered mail, return receipt requested, be used, proper insurance obtained, and the mailing to be made sufficiently in advance of the Expiration Date to permit delivery to the Exchange Agent on or before the Expiration Date.

     The Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Existing Notes at the book-entry transfer facility for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of Existing Notes by causing such book-entry transfer facility to transfer such Existing Notes into the Exchange Agent's account with respect to the Existing Notes in accordance with the book-entry transfer facility's procedures for such transfer. Although delivery of Existing Notes may be effected through book-entry transfer into the Exchange Agent's accounts at the book-entry transfer facility, an appropriate Letter of Transmittal with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth on the back cover page of this Prospectus on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

     If a holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Existing Notes to reach the Exchange Agent before the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if the Exchange Agent has received at its office listed on the back cover hereof on or prior to the Expiration Date a letter, telegram or facsimile transmission (receipt confirmed by telephone and an original delivered by guaranteed overnight courier) from an Eligible Institution setting forth the name and address of the tendering holder, the names in which the Existing Notes are registered and, if possible, the certificate numbers of the Existing Notes to be tendered, and stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange trading days after the date of execution of such letter, telegram or facsimile transmission by the Eligible Institution, the Existing Notes, in proper form for transfer (or a confirmation of book-entry transfer of such Existing Notes into the Exchange Agent's account at the book-entry transfer facility), will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Existing Notes being tendered by the above-described method are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), Kemper may, at its option, reject the tender. Copies of a "Notice of Guaranteed Delivery" which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent.

     A tender will be deemed to have been received as of the date when (i) the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by the Existing Notes (or a confirmation of book-entry transfer of such Existing Notes into the Exchange Agent's account at the book-entry transfer facility) is received by the Exchange Agent, or (ii) a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) from an Eligible Institution is received by the Exchange Agent. Issuances of New Notes in exchange for Existing Notes tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the Letter of Transmittal (and any other required documents) and the tendered Existing Notes.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Existing Notes will be determined by Kemper in its sole discretion, whose determination will be final and binding. Kemper reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of Kemper's counsel, be unlawful. Kemper also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any Existing Notes. None of Kemper, the Exchange Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

     The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

     The party tendering Existing Notes for exchange (the "Transferor") exchanges, assigns and transfers the Existing Notes to Kemper and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Existing Notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Existing Notes and to acquire New Notes issuable upon the exchange of such tendered Existing Notes, and that, when the same are accepted for exchange, Kemper will acquire good and unencumbered title to the tendered Existing Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Exchange Agent or Kemper to be necessary or desirable to complete the exchange, assignment and transfer of tendered Existing Notes or transfer ownership of such Existing Notes on the account books maintained by a book-entry transfer facility. The Transferor further agrees that acceptance of any tendered Existing Notes by Kemper and the issuance of New Notes in exchange therefor shall constitute performance in full by Kemper of its obligations under the Exchange and Registration Agreement and that Kemper shall have no further obligations or liabilities thereunder except as provided in said agreement. All authority conferred by the Transferor will survive the death or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

     The Transferor certifies that it is not an "affiliate" of Kemper within the meaning of Rule 405 under the Securities Act and that it is acquiring the New Notes offered hereby in the ordinary course of such Transferor's business and that such Transferor has no arrangement with any person to participate in the distribution of such New Notes. Each transferor which is a broker-dealer receiving New Notes for its own account must represent that it acquired the Existing Notes for its own account as a result of market-making activities or other trading activities and it has not entered into any arrangement or understanding with Kemper or an affiliate of Kemper to distribute the New Notes received by it in the Exchange Offer. In addition, such broker-dealer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Existing Notes where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Kemper will, for a period of 90 days after the date of this Prospectus, make this Prospectus available to any broker-dealer for use in connection with any such resale.

WITHDRAWAL RIGHTS

     Tenders of Existing Notes pursuant to the Exchange Offer are irrevocable, except that Existing Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

     To be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at its address set forth on the back cover of this Prospectus, and with respect to a facsimile transmission, must be confirmed by telephone and an original delivered by guaranteed overnight delivery. Any such notice of withdrawal must specify the person named in the Letter of Transmittal as having tendered Existing Notes to be withdrawn, the certificate numbers of Existing Notes to be withdrawn, the principal amount of Existing Notes to be withdrawn, a statement that such holder is withdrawing his election to have such Existing Notes exchanged, and the name of the registered holder of such Existing Notes, and must be signed by the holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to Kemper that the person withdrawing the tender has succeeded to the beneficial ownership of the Existing Notes being withdrawn. The Exchange Agent will return the properly withdrawn Existing Notes promptly following receipt of notice of withdrawal. If Existing Notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Existing Notes or otherwise comply with the book-entry transfer facility procedure. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by Kemper in its sole discretion, and such determination will be final and binding on all parties.

ACCEPTANCE OF EXISTING NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

     Upon the terms and subject to the conditions of the Exchange Offer, the acceptance for exchange of Existing Notes validly tendered and not withdrawn and issuance of the New Notes will be made on the Exchange Date. For the purposes of the Exchange Offer, Kemper shall be deemed to have accepted for exchange validly tendered Existing Notes when, as and if Kemper has given written notice thereof to the Exchange Agent.

     The Exchange Agent will act as agent for the tendering holders of Existing Notes for the purposes of receiving New Notes from Kemper and causing the Existing Notes to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the Exchange Offer, delivery of New Notes to be issued in exchange for accepted Existing Notes will be made by the Exchange Agent promptly after acceptance by Kemper of the tendered Existing Notes. Tendered Existing Notes not accepted for exchange by Kemper (for example, due to either a failure to submit properly completed documents or the occurrence of one of the events described in "-- Conditions to the Exchange Offer" below) will be returned without expense to the tendering holders promptly following the Expiration Date or, if Kemper terminates the Exchange Offer prior to the Expiration Date, promptly after the Exchange Offer is so terminated.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, Kemper will not be required to issue New Notes in respect of any properly tendered Existing Notes not previously accepted and may terminate the Exchange Offer (by oral or written notice to the Exchange Agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by issuing a press release to the Dow Jones News Service), or its option, modify or otherwise amend the Exchange Offer, if any of the following events occur:

             (a) any statute, rule or regulation shall have been enacted, or any action shall have been taken by any court or governmental authority which, in the sole judgment of Kemper, would prohibit, restrict or otherwise render illegal, consummation of the Exchange Offer;

             (b) there shall have occurred a change in the current interpretation by the staff of the Commission that the New Notes issued pursuant to the Exchange Offer in exchange for Existing Notes may be offered for resale, resold and otherwise transferred by the holders thereof (other than any such holder that is an "affiliate" of the Corporation within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangements with any person to participate in the distribution of such New Notes;

             (c) there shall have occurred a change in the current interpretation by the staff of the Commission that the New Notes issued pursuant to the Exchange Offer in exchange for Existing Notes may be offered for resale, resold and otherwise transferred by holders who are broker-dealers so long as the representations set forth elsewhere herein are made by such broker-dealers; and

             (d) if, at any time prior to the consummation of the Exchange Offer, Kemper reasonably determines, in good faith, that the Commission is unlikely to permit the consummation of the Exchange Offer.

     Kemper expressly reserves the right to terminate the Exchange Offer and not to accept for exchange any Existing Notes upon the occurrence of any of the foregoing conditions (which represents all of the material conditions to the acceptance by Kemper of properly tendered Existing Notes). In addition, Kemper may amend the Exchange Offer at any time prior to the Expiration Date if any of the conditions set forth above occurs.

     The conditions specified above are for the sole benefit of Kemper and may be waived by Kemper, in whole or in part, in its sole discretion. Any determination made by Kemper concerning an event, development or circumstance described or referred to above will be final and binding on all parties.

EXCHANGE AGENT

     First Chicago Trust Company of New York has been appointed as the Exchange Agent for the Exchange Offer. Letters of Transmittal must be addressed to the Exchange Agent at its address set forth on the back cover page of this Prospectus. The First National Bank of Chicago acts as Trustee under the Indenture.

     Delivery to an address other than as set forth herein, or transmissions of instructions via a facsimile or telex number other than the ones set forth herein, will not constitute a valid delivery.

SOLICITATION OF TENDERS; EXPENSES

     Kemper has not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the Exchange Offer. Kemper will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. Kemper will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus and related documents to the beneficial owners of the Existing Notes and in handling or forwarding tenders for their customers.

RELIANCE; COMPLIANCE

     No person has been authorized to give any information or to make any representation in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by Kemper. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Kemper since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Existing Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Kemper may, at its discretion, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to holders of Existing Notes in such jurisdiction. In any jurisdiction where the securities laws or the blue sky laws require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer is being made on behalf of Kemper by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

OTHER

     Participation in the Exchange Offer is voluntary, and holders should carefully consider whether to accept. Holders of the Existing Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

     As a result of the making of, and upon acceptance for exchange of all validly tendered Existing Notes pursuant to the terms of, this Exchange Offer, Kemper will have elected and completed an option contained in the Exchange and Registration Agreement to rescind the Step-Up in Interest Rate. Holders of the Existing Notes who either do not tender or tender but Kemper does not accept their Existing Notes in the Exchange Offer will continue to hold such Existing Notes and will be entitled to all the rights, and limitations applicable thereto, under the Indenture, except for any such rights under the Exchange and Registration Agreement which by their terms terminate or cease to have further effectiveness as a result of the consummation of this Exchange Offer. All untendered and tendered but unaccepted Existing Notes will continue to be subject to the restrictions on transfer set forth in the Indenture.

     Kemper may in the future seek to acquire untendered Existing Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. Kemper has no present plan to acquire any Existing Notes which are not tendered in the Exchange Offer.

                          DESCRIPTION OF THE NEW NOTES

GENERAL


     The New Notes will be issued under an Indenture dated as of September 15, 1993 (the "Indenture"), between Kemper and The First National Bank of Chicago, as trustee (the "Trustee), a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part and is available for inspection at the Corporate Trust Office of the Trustee in Chicago, Illinois and as described under "Available Information." The First National Bank of Chicago will initially act as Paying Agent for the New Notes. The Indenture permits the issuance of securities in addition to the New Notes, and all securities issuable under the Indenture are referred to herein as the "Securities." The Indenture will not limit the aggregate amount of Securities which may be issued thereunder, and Securities may be issued thereunder from time to time in separate series up to the aggregate amount from time to time authorized by Kemper for each series. The Securities will be unsecured obligations of Kemper and will rank on a parity with all other unsecured and unsubordinated indebtedness of Kemper. Because Kemper is a holding company, the New Notes are effectively subordinated to indebtedness and other liabilities of Kemper's subsidiaries. The Indenture does not contain a provision entitling the holders of notes, at their option, to require Kemper to repurchase the notes upon the occurrence of events which would result in a change of control of Kemper. Further, there are no provisions in the Indenture which would preclude the anticipated Merger.


     The New Notes will constitute one series of Securities issued under the Indenture. The statements under this caption are brief summaries of certain provisions of the Indenture, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture and the New Notes, including the definitions therein of certain terms. Wherever particular sections of the Indenture or terms that are defined in the Indenture are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference.


     The New Notes will mature on September 15, 2003, and will be limited to an aggregate principal amount of $200,000,000. The New Notes will accrue interest from the last interest payment date on which interest was paid on the Existing Notes surrendered in exchange therefor. The Step-Up in Interest Rate on the Existing Notes will be permanently rescinded and the Initial Interest Rate shall be reinstated as of the consummation of the Exchange Offer. The interest on the New Notes will be payable semi-annually in arrears on March 15 and September 15 of each year, commencing March 15, 1995, and at Maturity, until the principal thereof is paid or made available for payment. Interest will be computed and paid on the basis of a 360-day year of twelve 30-day months. Interest will be payable generally to the Person in whose name such New Note (or any predecessor New Note) is registered at the close of business on the preceding March 1 or September 1, as the case may be.


     The New Notes are not redeemable prior to maturity and will not be subject to the operation of any sinking fund.

     The New Notes will be issued only in fully registered form without coupons, in denominations of $100,000 and any amount in excess thereof which is an integral multiple of $1,000. The New Notes will be denominated in U.S. dollars, and payments of principal and interest will be made in U.S. dollars.

     Principal and interest payable at Maturity on the New Notes will be made in immediately available funds at the office or agency of the Paying Agent in Chicago, Illinois and New York, New York, provided that the New Note is presented to the Paying Agent at such office or agency in time for the Paying Agent to make such payments in such funds in accordance with its normal procedures. Interest (other than interest payable at Maturity) will be payable at the above-mentioned office or agency of the Paying Agent, except that the payment of interest may be made at the option of Kemper by check mailed to the address of the Person entitled thereto as it appears in the Security Register. The New Notes may be presented for registration of transfer or exchange at the above-mentioned office or agency of the Paying Agent.

RESTRICTIVE COVENANTS

  Restrictions on Secured Indebtedness

     The Indenture provides that Kemper will not, directly or indirectly, and will not permit any Subsidiary (as defined below) to, directly or indirectly, incur, issue, assume or guarantee any indebtedness for money borrowed, whether or not evidenced by negotiable instruments or securities, or any notes, bonds, debentures or similar evidences of indebtedness for money borrowed ("Debt"), secured by a mortgage, pledge or a lien ("Mortgage") on any assets or property of Kemper or any Restricted Subsidiary (as defined below) which is a regulated insurance company ("Restricted Insurance Subsidiary") or any shares of capital stock or Debt of any Restricted Insurance Subsidiary, without effectively providing that the New Notes and all other securities outstanding ("Securities Outstanding") under the Indenture shall be secured equally and ratably with (or prior to) such secured Debt. This restriction will not apply, and there will be excluded from secured Debt in any computation under such restriction, Debt secured by (i) Mortgages existing on the date of the Indenture, (ii) Mortgages in favor of Kemper or a Restricted Subsidiary, (iii) Mortgages in favor of any governmental body to secure progress, advance or other payments pursuant to any contract or provisions of any statute, (iv) Mortgages on real property or any fixture or improvement thereon, whether or not existing at the time of acquisition, provided that the principal amount of the Debt so secured does not exceed the fair value of such property, (v) Mortgages securing obligations issued by a State, territory or possession of the United States or any political subdivision or instrumentality thereof to finance the construction or acquisition of property, the interest on which obligations is not, in the opinion of tax counsel of recognized standing or in a ruling of the Internal Revenue Service, includable in the gross revenue of the holder thereof by reason of Section 103(a)(1) of the Internal Revenue Code or any successor provision thereto existing at the time of issuance, (vi) Mortgages on property, shares of capital stock or Debt of any corporation existing at the time such corporation becomes a Restricted Insurance Subsidiary, (vii) Mortgages on property, shares of capital stock or Debt existing at the time of acquisition thereof by Kemper or any Restricted Insurance Subsidiary (including, subject to the provisions summarized under "Consolidation and Merger" below, acquisition through merger or consolidation), (viii) Mortgages on property, shares of capital stock or Debt hereafter acquired (or, in the case of property, constructed) by Kemper or any Restricted Insurance Subsidiary and created prior to, at the time of, or within 120 days after, acquisition (or, in the case of property, the completion of construction or commencement of commercial operation, whichever is later) to secure or provide for the payment of all or any part of the purchase price (or, in the case of property, the construction price) thereof or any indebtedness incurred for that purpose, (ix) Mechanics', landlords', tax or other statutory liens and deposits required or provided for under state insurance laws or similar regulatory liens and deposits required or provided for under state insurance laws or similar regulatory statutes, and (x) any extensions, renewals or replacements of any Mortgage referred to in the foregoing clauses (i) through
(ix) inclusive. (Section 1008)

  Restrictions on Sales of Capital Stock of Restricted Subsidiaries.

     The Indenture provides that Kemper will not, directly or indirectly, sell, transfer or otherwise dispose of (except to a Subsidiary), and it will not permit any Subsidiary, directly or indirectly, to issue, sell, transfer or otherwise dispose of (except to Kemper or to a Subsidiary), any shares of capital stock of a Restricted Subsidiary unless such issuance, sale, transfer or other disposition is either

          (i) to employees of any Subsidiary or Subsidiaries pursuant to a plan or agreement approved in a Board Resolution, or

          (ii) for a consideration which in a Board Resolution is declared to be at least equal to the fair value thereof.

     The foregoing provisions shall not preclude any sale, transfer or other disposition by Kemper or any Subsidiary of assets other than assets consisting of the capital stock of any Restricted Subsidiary. (Section 1009)

  Consolidation and Merger

     The Indenture will not prohibit Kemper from merging with any other corporation provided that Kemper is the surviving corporation in the merger. So long as any Securities shall be outstanding under the Indenture, Kemper shall not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless such successor corporation or Person shall be a corporation organized and existing under the laws of the United States, any State thereof or the District of Columbia, and such successor corporation shall expressly assume, by supplemental indenture in form satisfactory to the Trustee, the due and punctual payment of the principal and interest on the New Notes and the performance of every covenant of the Indenture to be performed by Kemper. In addition, Kemper or such successor corporation or Person, as the case may be, shall not, immediately after such merger or consolidation, or such conveyance, transfer or lease, be in default in the performance of any such covenant. If, upon any such consolidation with or merger into any other corporation, or upon any such conveyance, transfer or lease of its properties and assets substantially as an entirety to any Person, the assets of Kemper would become subject to any Mortgage which would not be permitted by Section 1008 of the Indenture, Kemper or such successor corporation or Person, as the case may be, shall take such steps as shall be necessary effectively to secure the New Notes and all other Securities Outstanding under the Indenture equally and ratably with (or prior to) all indebtedness secured thereby. (Article Eight)

RESTRICTED SUBSIDIARY DEFINED

     "Restricted Subsidiary" is defined as any Subsidiary ("Subsidiary" being defined as any corporation more than 50% of the voting stock of which is owned by Kemper or by another Subsidiary), which is incorporated under the laws of any state of the United States or of the District of Columbia, and which is either a regulated insurance company or a regulated broker-dealer; provided, however, that no such Subsidiary shall be a Restricted Subsidiary if either

          (i)(a) the total assets of such Subsidiary are less than 10% of the total assets of Kemper and its consolidated Subsidiaries (including such Subsidiary) in each case as set forth on the most recent fiscal year-end balance sheets of such Subsidiary and Kemper and its consolidated Subsidiaries, respectively, computed in accordance with generally accepted accounting principles, and (b) in the case of Kemper Financial Services, Inc. ("KFS"), such Subsidiary contributed less than 10% of the gross revenue of Kemper and its consolidated Subsidiaries (including KFS) during the immediately preceding fiscal year of Kemper as set forth on the most recent fiscal year-end statements of operations of KFS and Kemper and its consolidated Subsidiaries, respectively, computed in accordance with generally accepted accounting principles; or

          (ii) the Board of Directors of Kemper determines that such Subsidiary is not material to (a) the financial condition of Kemper and its Subsidiaries taken as a whole and (b) Kemper's ability to repay the New Notes and any other Securities Outstanding under the Indenture. (Section
     101)

DEFEASANCE

     Kemper may, at its option, discharge its indebtedness evidenced by the New Notes and its obligations or certain of its obligations under the Indenture with respect to the New Notes by depositing funds or obligations issued or guaranteed by the United States of America with the Trustee.

DEFEASANCE AND DISCHARGE

     The Indenture provides that Kemper will be discharged from any and all obligations in respect of the New Notes (except for certain obligations to register the transfer of, or to exchange, the New Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold monies for payment in trust) upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, and each installment of interest on, the New Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the New Notes. Such a trust may only be established if, among other things, (a) Kemper has delivered to the Trustee an Opinion of Counsel to effect that (i) Kemper has received from, or there has been published by, the Internal Revenue Service a ruling, or (ii) since the date of the Indenture, there has been a change in applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of New Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amount, and in the same manner and at the same times, as would have been the case if such defeasance had not occurred; and (b) the New Notes, if then listed on the New York Stock Exchange, Inc., will not be delisted as a result of such deposit, defeasance and discharge. In the event of any such defeasance and discharge of the New Notes, Holders of such New Notes would be able to look only to such trust fund for payment of principal and interest on their New Notes until Maturity. (Section 403)

DEFEASANCE OF CERTAIN OBLIGATIONS

     The Indenture provides that Kemper may omit to comply with the restrictive covenants contained in Sections 1008 and 1009 (described in "Restrictions on Secured Indebtedness" and "Restrictions on Sales of Capital Stock of Restricted Subsidiaries" above), and any such omission shall not be an Event of Default with respect to the New Notes, upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, and each installment of interest on, the New Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the New Notes. The obligations of Kemper under the Indenture and the New Notes other than with respect to the covenants contained in Sections 1008 and 1009 of the Indenture shall remain in full force and effect. Such a trust may only be established if, among other things, Kemper has delivered to the Trustee an Opinion of Counsel to the effect that (i) the Holders of the New Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, and in the same manner and at the same times, as would have been the case if such deposit and defeasance had not occurred, and (ii) the New Notes, if then listed on the New York Stock Exchange, Inc., will not be delisted as a result of such deposit and defeasance. (Section 1012)

     In the event Kemper exercises its option to omit compliance with the covenants contained in Sections 1008 and 1009 of the Indenture with respect to the New Notes as described above and the New Notes are declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the New Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the New Notes at the time of the acceleration resulting from such Event of Default. Kemper shall in any event remain liable for such payments as provided in the Indenture.

EVENTS OF DEFAULT

     Any one of the following events will constitute an Event of Default under the Indenture with respect to the New Notes: (i) default for 30 days in any payment of interest on any New Note; (ii) default in any payment of principal on any New Note when due; (iii) default for 60 days after written notice as provided in the Indenture in the performance of any other covenant of Kemper in the Indenture (other than a covenant or warranty included in the Indenture solely for the benefit of any series of Securities other than the New Notes); or
(iv) certain events of bankruptcy, insolvency or reorganization. (Section 501)

     In addition, the following event shall also constitute an Event of Default with respect to the New Notes: an event of default, as defined in any indentures or instruments under which Kemper shall have outstanding at least $25,000,000 aggregate principal amount of indebtedness for money borrowed, shall happen and be continuing and either (i) such default results from the failure to pay principal upon final maturity of such indebtedness after expiration of any applicable grace period or (ii) such indebtedness shall, as a result thereof, have been accelerated so that the same shall be or become due and payable prior to the date on which the same would otherwise have become due and payable, and such acceleration shall not be rescinded or annulled within 10 days after notice thereof shall have been given, by registered or certified mail, to Kemper by the Trustee, or to Kemper and the Trustee by the holders of at least 25% in aggregate principal amount of the New Notes at the time outstanding; provided, however, that if such event of default under such indentures or instruments shall be remedied or cured by Kemper or waived by the holders of such indebtedness, then even if the New Notes shall have been accelerated as provided under the Indenture and provided that the New Notes shall not have been repaid, such Event of Default shall be deemed likewise to have been thereupon remedied, cured or waived and such acceleration rescinded without further action upon the part of either the Trustee or any holders of the New Notes.

     If an Event of Default shall occur and be continuing with respect to the New Notes, the Trustee or the Holders of not less than 25% in principal amount of the outstanding New Notes may declare the principal amount of all of the New Notes to be due and payable. At any time after a declaration of acceleration with respect to the New Notes has been made, but before a judgment or decree based on acceleration has been obtained, the Holders of a majority in principal amount of the outstanding New Notes may, under certain circumstances, rescind and annul such acceleration. (Section 502)

     The Indenture provides that the Trustee shall be under no obligation (subject to the duty of the Trustee during default to act with the required standard of care) to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee reasonable indemnity. (Sections 601, 603) Subject to such provisions for indemnification of the Trustee, the Holders of a majority in principal amount of the outstanding New Notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the New Notes. (Section 512)

     Kemper will be required to furnish to the Trustee annually a statement as to the performance by Kemper of certain of its obligations under the Indenture and as to any default in such performance.

MODIFICATION AND WAIVER

     Modification and amendments of the Indenture may be made by Kemper and the Trustee with the consent of the Holders of a majority in principal amount of the outstanding Securities of each series affected by such modification or amendment, provided that no modification or amendment may, without the consent of the Holder of each outstanding New Note affected thereby, (a) change the stated maturity date of the principal of, or any installment of principal of or interest, if any, on, any Security, (b) reduce the principal amount of, or premium or interest, if any, on any Security, (c) change any obligation of Kemper to pay additional amounts, (d) reduce the amount of principal of an original issue discount security payable upon acceleration of the maturity thereof, (e) change the currency in which any New Note or any premium or interest thereon is payable, (f) impair the right to institute suit for the enforcement of any payment on or with respect to any Security, (g) reduce the percentage amount of outstanding Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (h) reduce the requirements contained in the Indenture for quorum or voting (i) change any obligation of Kemper to maintain an office or agency in the places and for the purposes required by the Indenture, or (j) modify any of provisions (a)through (j) in this paragraph. (Section 902)

     The Holders of a majority in principal amount of the outstanding New Notes may on behalf of the Holders of all New Notes waive, insofar as the New Notes are concerned, compliance by Kemper with certain restrictive provisions of the Indenture. (Section 1011) The Holders of a majority in principal amount of the outstanding New Notes may on behalf of the Holders of all New Notes waive any past default under the Indenture with respect to the New Notes, except a default in the payment of the principal of or any premium or interest, if any, on any New Note or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the Holder of each outstanding New Note affected. (Section 513)

NOTICES

     Notices to Holders of the New Notes will be given by mail to the addresses of such Holders as they appear in the Security Register. (Section 106)

TITLE

     Kemper, the Trustee and any agent of Kemper or the Trustee may treat the registered owner of any New Note as the absolute owner thereof (whether or not such New Note shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes. (Section 308)

REPLACEMENT OF NEW NOTES

     Any mutilated New Note will be replaced by Kemper at the expense of the Holder upon surrender of such New Note to the Trustee. New Notes that become destroyed, stolen or lost will be replaced by Kemper at the expense of the Holder upon delivery to the Trustee of the New Note or evidence of the destruction, loss or theft thereof satisfactory to Kemper and the Trustee. In the case of a destroyed, lost or stolen New Note, an indemnity satisfactory to the Trustee and Kemper may be required at the expense of the Holder of such New Note before a replacement New Note will be issued. (Section 306)

GOVERNING LAW

     The Indenture and the New Notes will be governed by, and construed in accordance with, the laws of the State of Illinois.

INFORMATION CONCERNING THE TRUSTEE

     Kemper and its subsidiaries maintain deposit accounts and conduct banking transactions with the Trustee in the ordinary course of business.

BOOK-ENTRY SYSTEM

     The New Notes will be represented by one or more global New Notes in definitive fully registered form without coupons, which will be registered in the name of a nominee of The Depository Trust Company ("DTC") as depositary. The global New Notes will, upon request, be exchangeable for other New Notes in definitive, fully registered form without coupons in denominations of $100,000 and integral multiples of $1,000 in excess thereof, but only upon 10 days' prior written notice to the Trustee given in accordance with DTC's customary procedures. The global New Notes will also be exchangeable in certain other limited circumstances. Kemper, the Trustee and any agent thereof will be entitled to treat DTC's nominee as the sole owner and holder of the unexchanged portion of the global New Notes for all purposes.

     DTC has advised Kemper that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Commission.

     Upon the issuance by Kemper of the New Notes represented by a global New Note, DTC will credit, on its book-entry registration and transfer system, the respective principal amounts of the New Notes represented by such global New Note to the accounts of participants. Ownership of beneficial interests in a global New Note will be limited to participants or persons that hold interests through participants. Ownership of interests in the New Notes represented by a global New Note will be shown on records maintained by DTC (with respect to interests of participants in DTC) or by participants in DTC or persons that may hold interests through such participants (with respect to persons other than participants in DTC).

     So long as DTC or its nominee is the registered owner of a global New Note, DTC or its nominee, as the case may be, will be considered the sole registered owner or registered holder of the New Notes represented by such global New Note for all purposes under the Indenture. Owners of beneficial interests in New Notes represented by such global New Notes will be entitled to receive physical delivery of New Notes in definitive form as provided below in the event the book-entry system is discontinued.

     Payments of principal and interest on the New Notes represented by a global New Note registered in the name of DTC or its nominee will be made by Kemper through the Trustee to DTC or its nominee, as the case may be, as the registered owner of such global New Note. Neither Kemper nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global New Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. Kemper expects that DTC, upon receipt of any payment of principal or interest in respect of a global New Note, will credit the accounts of the related participants with payment in amounts proportionate to their respective holdings in principal amount of interests in such global New Note as shown on the records of DTC. New Notes will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

     If DTC is at any time unwilling or unable to continue as depositary of the global New Notes and a successor depositary is not appointed by Kemper within 90 days, Kemper will issue New Notes in definitive, fully registered form without coupons in exchange for the New Notes represented by one or more global New Notes. In addition, Kemper may at any time and in its sole discretion determine not to have any of the New Notes represented by one or more global New Notes, and, in such event, will issue New Notes in definitive, fully registered form without coupons in exchange for all of the global New Notes representing such New Notes.

                       DESCRIPTION OF THE EXISTING NOTES

     The terms of the Existing Notes are identical in all material respects to the terms of the New Notes for which they may be exchanged pursuant to this Exchange Offer, except that the Existing Notes contain terms with respect to transfer restrictions (and therefore are not freely transferable by holders thereof) and adjustments in the interest rate.

                      EXCHANGE AND REGISTRATION AGREEMENT

     Under the Exchange and Registration Agreement, one approach for Kemper to rescind the Step-Up in Interest Rate and reinstate the Initial Interest Rate is to file with the Commission and have declared effective, at Kemper's cost, a registration statement with respect to an offer to exchange new notes of Kemper to be issued under the Indenture, which have terms identical in all material respects to the Existing Notes (except that the new notes will not contain terms with respect to transfer restrictions or adjustments in the interest rate) for Existing Notes. The Exchange Offer made pursuant to this Prospectus, if consummated, will satisfy the applicable requirements of the Exchange and Registration Agreement and will act to rescind the Step-Up in Interest Rate. Pursuant to the Exchange and Registration Agreement, Kemper must keep the Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the registered holders of the Existing Notes. For each Existing Note surrendered to Kemper pursuant to the Exchange Offer, the holder of such Existing Note will receive a New Note having a principal amount equal to that of the surrendered Existing Note. Interest on each New Note will accrue from the last interest payment date on which interest was paid on the Existing Note surrendered in exchange therefor. Except as noted below, based on existing Commission interpretations, the Company believes that the New Notes would in general be freely transferable after the Exchange Offer without further registration under the Securities Act.

     Each holder of Existing Notes who wishes to exchange such Existing Notes for New Notes in the Exchange Offer will be required to represent that (i) such holder is not an affiliate of Kemper, (ii) that any New Notes to be received by such holder will be acquired in the ordinary course of its business, and (iii) that such holder has no arrangement with any person to participate in a distribution (within the meaning of the Securities Act) of the New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Existing Notes where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Kemper has agreed that, for a period of 90 days after the date of this Prospectus, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

     AFTER THE CONSUMMATION OF THE EXCHANGE OFFER, KEMPER WILL HAVE NO OBLIGATION TO FILE A REGISTRATION STATEMENT COVERING RESALES OF EXISTING NOTES NOT EXCHANGED FOR NEW NOTES IN THE EXCHANGE OFFER FOR ANY REASON, EXCEPT IN LIMITED CIRCUMSTANCES WITH RESPECT TO EXISTING NOTES HELD BY CERTAIN BROKER-DEALERS, AND, IN ANY EVENT AFTER THE CONSUMMATION OF THE EXCHANGE OFFER, THE HOLDERS OF UNTENDERED EXISTING NOTES OR TENDERED BUT UNACCEPTED EXISTING NOTES WILL NOT BE ENTITLED TO THE STEP-UP IN INTEREST RATE WITH RESPECT TO SUCH EXISTING NOTES.

     In the event that Kemper elects not to consummate an Exchange Offer for any reason or the staff of the Commission does not permit Kemper to effect such an Exchange Offer, as an alternative option under the Exchange and Registration Agreement, Kemper may rescind the Step-Up in Interest Rate and reinstate the Initial Interest Rate by filing, at its cost, a registration statement covering resales of the Existing Notes by the holders thereof, and causing such registration statement to be declared effective under the Securities Act and keeping such registration statement effective until the earlier of (i) three years after the date the Existing Notes were originally issued (September 22, 1996) or (ii) the date by which all Existing Notes have been resold pursuant to the registration statement. Kemper would provide each holder of the Existing Notes copies of a prospectus, notify each holder when such registration statement for the Existing Notes has become effective and take certain other actions as are required to permit resales of the Existing Notes. A holder of Existing Notes who sells such Existing Notes pursuant to such registration statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, would be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Exchange and Registration Agreement which are applicable to such a holder (including certain indemnification obligations).

     The summary herein of certain provisions of the Exchange and Registration Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Exchange and Registration Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.


                   MATERIAL FEDERAL INCOME TAX CONSIDERATIONS



     The following discussion addresses the material United States federal income and estate tax considerations applicable to the ownership of New Notes.


     The discussion set forth below is based upon currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing regulations thereunder ("Treasury Regulations") and current administrative rulings and court decisions, all of which may be repealed, revoked or modified so as to make the ensuing analysis inapplicable.

EXCHANGE OF NEW NOTES

     An exchange of Existing Notes for New Notes in the Exchange Offer should not constitute a taxable event to holders. Consequently, no gain or loss will be recognized by holders upon receipt of New Notes, the holding period of the New Notes will include the holding period of the Existing Notes and the basis of the New Notes will be the same as the basis of the Existing Notes immediately before the exchange.

UNITED STATES TAXATION OF UNITED STATES HOLDERS

     As used herein, the term "United States Holder" means a holder of a New Note that is for United States federal income tax purposes (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof or (c) an estate or trust the income of which is subject to United States federal income taxation regardless of source.

     Interest paid or payable on a New Note generally will be taxable to a United States Holder as ordinary interest income, in accordance with such holder's method of accounting for federal income tax purposes. However, additional interest payable on September 15, 1994 on the Notes with respect to the period between March 15 and the date the Notes are exchanged for the New Notes will be subject to certain currently proposed and temporary regulations relating to original issue discount (the "OID Regulations"). Under the OID Regulations, a United States Holder will be required to include this additional interest in income as of September 15, 1994, regardless of such holder's method of accounting. In addition, OID on the New Notes (the excess of each $1,000 in principal amount over the issue price per each $1,000 of $982.61) will be characterized as de minimis under the OID Regulations. Holders should consult their tax advisors as to the possible effect of the OID Regulations on the New Notes.

UNITED STATES TAX CONSIDERATIONS FOR FOREIGN HOLDERS

     As used herein, the term "United States Alien" means any person that is, as to the United States, a foreign corporation, a nonresident alien individual, a nonresident fiduciary of a foreign estate or trust or a foreign partnership one or more of the members of which is, as to the United States, a foreign corporation, a nonresident alien individual or a nonresident fiduciary of a foreign estate or trust.

     Under present United States federal income and estate tax law, and subject to the discussion below concerning backup withholding:

          (a) withholding of United States federal income tax will not be required with respect to the payment by Kemper of principal or interest on a New Note owned by a United States Alien, provided that, in the case of interest (i) the beneficial owner of the New Note does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Kemper entitled to vote within the meaning of Section 871(h)(3) of the Code and the regulations thereunder, (ii) the beneficial owner is not a controlled foreign corporation that is related to Kemper through stock ownership, (iii) the beneficial owner is not a bank for United States federal income tax purposes whose receipt of interest on a New Note is described in Section 881(c)(3)(A) of the Code and (iv) the beneficial owner satisfies the statement requirement described generally below;

          (b) no withholding of United States federal income tax will be required with respect to any gain or income realized by a United States Alien upon the sale, exchange or retirement of a New Note; and

          (c) a New Note held by an individual who at the time of his death is a United States Alien will not be subject to United States federal estate tax as a result of such individual's death, provided that such individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Kemper entitled to vote within the meaning of Section 871(h)(3) of the Code and provided that the interest payments with respect to such New Note would not have been, if received at the time of such individual's death, effectively connected with the conduct of a United States trade or business by such individual.

     To qualify for the exemption from withholding tax referred to in (a)(iv) above, the beneficial owner of the New Note, or a financial institution holding the New Note on behalf of such owner, must provide Kemper, in accordance with specified procedures, with a statement to the effect that the beneficial owner is not a United States person, citizen or resident. Pursuant to current temporary Treasury Regulations, these requirements will be met if (1) the beneficial owner provides his name and address, and certifies, under the penalties of perjury, that he is not a United States person (which certification may be made on an Internal Revenue Service ("IRS") Form W-8 or a successor form so designated by the IRS) or (2) a financial institution holding the New Note on behalf of such owner certifies under penalties of perjury that such statement has been received by it and furnishes Kemper with a copy thereof.

     Payments to United States Aliens not meeting the requirements of paragraph
(a) above and thus subject to withholding of United States federal income tax may nevertheless be exempt from such withholding if the beneficial owner of the New Note properly completes, executes and delivers to Kemper (1) an IRS Form 1001 (or a successor form so designated by the IRS) claiming an exemption from withholding under the benefit of a tax treaty or (2) an IRS Form 4224 (or a successor form) stating that interest paid on the New Note is not subject to withholding tax because it is effectively connected with the owner's conduct of a trade or business in the United States.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Under certain circumstances, Kemper will have to report to the IRS payments of principal and interest. In addition, a United States Holder may be subject to "backup withholding" at the rate of 31% with respect to interest paid and OID accrued on, or proceeds from the disposition of, the New Notes, unless such United States Holder (i) is a corporation or comes within certain other exempt categories, and when requested, demonstrates this fact; or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A United States Holder who does not provide the correct taxpayer identification number may be subject to penalties imposed by the IRS.

Any amount withheld under these rules will be creditable against the United States Holder's federal income tax liability.

     Generally, no information reporting or backup withholding will be required with respect to payments of principal or interest made by Kemper to United States Aliens on New Notes with respect to which a statement described in
(a)(iv) above has been received and the payor does not have actual knowledge that the holder is a United States person, or another exemption applies.


     THE DISCUSSION SET FORTH IN THIS SECTION "MATERIAL FEDERAL INCOME TAX CONSIDERATIONS" IS INTENDED ONLY AS A SUMMARY AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS RELEVANT TO A DECISION TO EXCHANGE THE NOTES. THE DISCUSSION DOES NOT ADDRESS TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCALITY, OR NON-UNITED STATES JURISDICTION. IT IS RECOMMENDED THAT ALL PROSPECTIVE TENDERORS CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX CONSIDERATIONS RELEVANT TO THEIR PARTICULAR CIRCUMSTANCES.


                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Existing Notes where such Existing Notes were acquired as a result of market-making activities or other trading activities. Kemper will, for a period of 90 days after the date of this Prospectus, make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     Kemper will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is in fact an "underwriter" within the meaning of the Securities Act.

     For a period of 90 days after the date of this Prospectus, Kemper will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. Kemper has agreed in the Exchange and Registration Agreement to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and will indemnify any broker-dealer referred to herein against certain liabilities, including liabilities under the Securities Act, and to contribute to payments any such broker-dealer may be required to make in respect thereof. Pursuant to the Exchange and Registration Agreement, each participating broker-dealer shall indemnify the Company against certain liabilities, including liabilities under the Securities Act, and to contribute, within certain limitations, to payments the Company may be required to make in respect thereof.

                                 LEGAL MATTERS

     The validity of the New Notes offered hereby will be passed upon by Kathleen A. Gallichio, Esq., General Counsel of Kemper Corporation.

                                    EXPERTS


     The consolidated financial statements and schedules of Kemper and its subsidiaries as of December 31, 1993 and 1992 and for each of the years in the three-year period ended December 31, 1993 that are incorporated in this Prospectus by reference have been done so in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, also incorporated by reference herein.

     NO DEALER, SALESMAN, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY KEMPER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE ANY SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF KEMPER SINCE SUCH DATE.

               TABLE OF CONTENTS


                                        PAGE
                                        ----
Available Information.................     2
Incorporation of Certain Documents by
  Reference...........................     3
Summary...............................     4
Risk Factors..........................     9
Business Description..................    16
Use of Proceeds.......................    17
Ratio of Earnings to Fixed Charges....    17
Selected Consolidated Financial
  Information.........................    18
Capitalization........................    20
The Exchange Offer....................    21
Description of the New Notes..........    28
Description of the Existing Notes.....    34
Exchange and Registration Agreement...    35
Material Federal Income Tax
  Considerations......................    36
Plan of Distribution..................    38
Legal Matters.........................    39
Experts...............................    39


                                  $200,000,000
                               KEMPER CORPORATION
                             6.875% NOTES DUE 2003,
                                    SERIES A

                                 [KEMPER LOGO]

                               ------------------

                                   PROSPECTUS
                               ------------------

                                 EXCHANGE AGENT
                    FIRST CHICAGO TRUST COMPANY OF NEW YORK
                     ATTENTION: CORPORATE TRUST OPERATIONS
                                 14 WALL STREET
                                   8TH FLOOR
                            NEW YORK, NEW YORK 10005


                               NOVEMBER   , 1994

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant was organized under and is subject to the Delaware General Corporation Law. Delaware law provides that officers and directors may receive indemnification from their corporations for certain actual or threatened lawsuits. Delaware law sets out the standard of conduct which the officers and directors must meet in order to be indemnified, the parties who are to determine whether the standard has been met, and the types of expenditures which will be indemnified. Delaware law further provides that a corporation may purchase indemnification insurance, such insurance providing indemnification for the officers and directors whether or not the corporation would have the power to indemnify them against such liability under the provisions of this Delaware law.

     The Registrant has adopted a provision in its Bylaws which provides that the Registrant will indemnify its officers and directors to the full extent permitted by Delaware law. Furthermore, the Registrant is covered by insurance which will reimburse it for amounts it is obligated to pay in lawsuits involving officers and directors serving in such capacities in which the damages, judgments, settlements, costs, charges or expenses incurred in connection with the defense of the action, suit or proceeding are reimbursable pursuant to law.

     The Registrant has adopted a provision in its Second Restated Certificate of Incorporation, as amended, permitted under Section 102(b)(7) of the Delaware General Corporation Law limiting its directors' liability to the Registrant or its stockholders for monetary damages. This provision provides that a director shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of the fiduciary duty as a director except for liability (i) for a breach of director's duty of loyalty (for example, in a situation involving a conflict of interest); (ii) for actions or omissions in bad faith or involving intentional misconduct or a knowing violation of law;
(iii) for certain improper dividend transactions; or (iv) for any transaction where a director derives an improper personal benefit. This provision would not apply to limit the liability of a director for activities performed as an officer of the Company and, since applicable by its terms only to monetary damage recoveries, would not limit the ability of the Registrant or its stockholders to obtain injunctive or other non-pecuniary relief against any or all of the directors of the Registrant. While yet to be construed by the Delaware courts, a provision of this type can be expected to limit the ability of the Registrant or its stockholders to recover damages in the event a director is negligent in the performance of his or her duties unless such negligence involves any of the above-described four circumstances. The Registrant believes this provision will enable it to continue to attract the best possible candidates to serve on the Registrant's Board of Directors and will help ensure the continued availability and should reduce the expense of its directors and officers' liability and corporate reimbursement insurance coverages.

     The Registrant has also entered into Director Indemnification Agreements with each of its directors. Agreements of this type are contemplated by Section 145(f) of the Delaware General Corporation Law. The Registrant believes the agreements are advisable to address the uncertainties and limitations under Delaware law. The Director Indemnification Agreements predicate the availability of indemnification on the directors having acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Registrant. The agreements alter or clarify the statutory indemnity provisions in the following respects: (i) indemnification to the fullest extent permitted by applicable law is obligatory, rather than optional, even if a director is unsuccessful on the merits; (ii) indemnification is explicitly provided for in settlements of derivative actions; (iii) prompt payment of litigation expenses is provided in advance of indemnification; (iv) prompt indemnification or advances of expenses is provided unless a determination is made that the director has not met the applicable statutory standard; (v) the director is permitted to petition a court to determine whether such director's actions met the standard required; and (vi) partial indemnification is permitted in the event that the director is not entitled to full indemnification.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

     The following documents are the exhibits to this Registration Statement on Form S-4.


EXHIBIT
NUMBER                                               EXHIBIT
- ------             ---------------------------------------------------------------------------
   (4)    Instruments defining the rights of security holders, including indentures:
          4.1(a)   Indenture dated as of January 15, 1987 between Kemper Corporation and the
                   Chase Manhattan Bank, N.A., defining the rights of holders of certain debt securities of Kemper Corporation, is incorporated herein by reference to
                   Exhibit No. 4.1 to Kemper Corporation's Form S-3 Registration Statement No.
                   33-7780 filed August 5, 1986.
          4.1(b)   First Supplemental Indenture, dated September 14, 1989, supplemental to the
                   Indenture described in Exhibit No. 4.1(a) hereof, is incorporated herein by reference to Exhibit No. 4 to Kemper Corporation's Quarterly Report on Form
                   10-Q filed November 14, 1989.
          4.1(c)   Indenture dated as of September 15, 1993 between Kemper Corporation and The
                   First National Bank of Chicago, defining the rights of holders of certain debt securities of Kemper Corporation, is incorporated herein by reference to Exhibit 4.1(c) to Kemper Corporation's Annual Report on Form 10-K filed
                   March 30, 1994.
          4.2(a)   Form of certificate representing Kemper Corporation's Medium-Term Notes,
                   Series 1, is incorporated herein by reference to Exhibit No. 4.3 to Kemper
                   Corporation's Annual Report on Form 10-K filed March 31, 1987.
          4.2(b)   Form of certificate representing Kemper Corporation's Medium-Term Notes,
                   Series 2, is incorporated herein by reference to Exhibit No. 4 to Kemper
                   Corporation's Amendment No. 1 to Form S-3 Registration Statement No.
                   33-31083 filed September 21, 1989.
          4.2(c)   Form of certificate representing Kemper Corporation's 8.80% Notes Due 1998 is incorporated herein by reference to Exhibit No. 4.3(c) to Kemper
                   Corporation's Annual Report on Form 10-K filed March 30, 1992.
          4.2(d)   Form of certificates representing Kemper Corporation's 6.875% Notes Due
                   2003 is incorporated herein by reference to Exhibit No. 4.3(d) to Kemper
                   Corporation's Annual Report on Form 10-K filed March 30, 1994.
   (5)             Opinion re legality -- form of opinion to be delivered by Kathleen A.
                   Gallichio, Esq., General Counsel of Kemper Corporation, regarding legality of the New Notes being registered was filed as Exhibit No. 5 to the Form
                   S-4 Registration Statement No. 33-53163 filed April 18, 1994.
  (12)    Statement re computation of ratios:
          12.1     Statement re computation of ratios for the five years ended December 31,
                   1993, was filed as Exhibit 12 to the Form S-4 Registration Statement No.
                   33-53163 filed April 18, 1994.
          12.2     Statement re computation of ratios for the six-month periods ended June 30,
                   1994 and 1993...
  (15)             Letter re unaudited interim financial information -- not applicable.
  (23)             Consents of experts and counsel -- KPMG Peat Marwick LLP consent...
  (24)             Power of attorney was included on page II-4 to the Form S-4 Registration
                   Statement No. 33-53163 filed April 18, 1994.

EXHIBIT
NUMBER                                               EXHIBIT
- ------             ---------------------------------------------------------------------------
  (25)             Statement of eligibility of trustee -- Form T-1 was filed as Exhibit No. 25 to the Form S-4 Registration Statement No. 33-53163 filed April 18, 1994.
  (26)             Invitations for competitive bids -- not applicable.
  (27)             Financial Data Schedule -- not applicable.
  (28)             Information from reports furnished to state insurance regulatory authorities -- not applicable.
  (99)    Additional Exhibits:
          99.1     Form of Letter of Transmittal was filed as Exhibit No. 99.1 to the Form S-4
                   Registration Statement No. 33-53163 filed April 18, 1994.
          99.2     Exchange and Registration Agreement dated September 22, 1993 between Kemper
                   Corporation, and Goldman, Sachs & Co. and Kemper Securities, Inc was filed as Exhibit No. 99.2 to the Form S-4 Registration Statement No. 33-53163
                   filed April 18, 1994.


ITEM 22.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

          (1) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into this Prospectus pursuant to Items 4, 10(b), 11 or 13 of this form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

          (2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) The undersigned Registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement;

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                (ii) To reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement.

             (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES



Pursuant to the requirements of the Securities Act of 1933, Kemper Corporation has duly caused this Amendment No. 1 to Form S-4 Registration Statement No. 33-53163 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Long Grove, State of Illinois, on the 28th day of October, 1994.

                                           KEMPER CORPORATION


                                           By:  /s/ DAVID B. MATHIS
                                           ----------------------------------

                                           David B. Mathis
                                           Chairman of the Board
                                           and Chief Executive Officer

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO FORM S-4 REGISTRATION STATEMENT NO. 33-53163 HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS ON BEHALF OF KEMPER CORPORATION IN THE CAPACITIES INDICATED ON THE 28TH DAY OF OCTOBER, 1994.



SIGNATURE                                                 TITLE
/s/ DAVID B. MATHIS                                       Chairman of the Board, Chief Executive Officer
- ------------------------------------------------------    and Director
David B. Mathis

/s/ STEPHEN B. TIMBERS                                    President, Chief Operating Officer
- ------------------------------------------------------    and Director
Stephen B. Timbers

/s/ JOHN H. FITZPATRICK                                   Executive Vice President, Chief Financial Officer
- ------------------------------------------------------    and Director
John H. Fitzpatrick

/s/ CHARLES M. KIERSCHT                                   Executive Vice President and Director
- ------------------------------------------------------
Charles M. Kierscht

/s/ JOSEPH R. SITAR                                       Senior Vice President
- ------------------------------------------------------    and Chief Accounting Officer
Joseph R. Sitar

                      SIGNATURE                           CAPACITIES
/S/ JOHN T. CHAIN JR.*                                    Director
- ------------------------------------------------------
John T. Chain Jr.

/S/ J. REED COLEMAN*                                      Director
- ------------------------------------------------------
J. Reed Coleman

/S/ RAYMOND F. FARLEY*                                    Director
- ------------------------------------------------------
Raymond F. Farley

/S/ PETER B. HAMILTON*                                    Director
- ------------------------------------------------------
Peter B. Hamilton

/S/ GEORGE D. KENNEDY*                                    Director
- ------------------------------------------------------
George D. Kennedy

/S/ RICHARD D. NORDMAN*                                   Director
- ------------------------------------------------------
Richard D. Nordman

/S/ KENNETH A. RANDALL*                                   Director
- ------------------------------------------------------
Kenneth A. Randall

/S/ DANIEL R. TOLL*                                       Director
- ------------------------------------------------------
Daniel R. Toll



* By John H. Fitzpatrick -- Pursuant to a Power of Attorney filed on page II-4 of Form S-4 Registration Statement No. 33-53163.



/S/ JOHN H. FITZPATRICK
- ---------------------------------------------------------
John H. Fitzpatrick
Attorney-in-fact